Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

100 & 200 CLARENDON LLC

AS SELLER

and

BOSTON PROPERTIES LIMITED PARTNERSHIP

AS PURCHASER

THE JOHN HANCOCK TOWER AND GARAGE

BOSTON, MA

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Exhibits

Exhibit A	-	Description of the Land
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Purchaser Closing Certificate
Exhibit D	-	Seller Closing Certificate
Exhibit E	-	Wire Instructions
Exhibit F	-	Form of Deed
Exhibit G	-	Form of Bill of Sale
Exhibit H		Form of Ground Lease Assignment and Consent
Exhibit I	-	Form of Normandy Property Management Agreement
Exhibit J	-	Pro Forma Policy
Exhibit K	-	Owner’s Affidavit
Exhibit L	-	Other Seller Work
Exhibit M		Fund Guaranty

Schedules

Schedule 3.2	-	Deposit Escrow Provisions
Schedule 6.2(l)	-	Leases
Schedule 6.2(m)	-	Rent Paid More than 30 Days In Advance
Schedule 6.2(n)	-	Rent Discounts and Abatements
Schedule 6.2(o)	-	Lease Defaults
Schedule 6.2(p)	-	Tenant Costs
Schedule 6.2(q)	-	Security Deposits and Tenant LOCs
Schedule 6.2(r)	-	Brokerage Agreements
Schedule 6.2(s)	-	Contracts
Schedule 6.2(u)	-	Tax Proceedings
Schedule 6.2(v)	-	Tax Bill
Schedule 6.2(z)	-	Existing Loan Documents
Schedule 6.2(aa)	-	Approved Budget
Schedule 6.2(dd)	-	Plans and Specifications
Schedule 6.2(ee)	-	Contracts for Garage Work, Café Work, Lobby Work and Chiller Work
Schedule 6.2(jj)	-	58th Floor Master Lease
Schedule 6.2(gg)	-	Protected Tenant List
Schedule 6.2(hh)	-	Hancock License Agreement
Schedule 7.4(e)	-	Non-Terminable Contracts and Contracts with Termination Penalties

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of October 4, 2010 (the “Effective Date”) between 100 & 200 CLARENDON LLC, a Delaware limited liability company (“Seller”), and BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”).

In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

BACKGROUND

A. Seller is the owner and holder of fee simple and leasehold interests in and to certain real property commonly known as the John Hancock Tower & Garage, Boston, MA and the other property included as part of the Property; and

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property, subject to the terms and conditions of this Agreement.

Now, therefore, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1. Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

“58th Floor Lease Assumption Documents” shall have the meaning set forth in Section 5.7(a).

“58th Floor Master Lease” shall mean that certain Master Lease dated as of April 15, 2010 between Seller, as landlord, and NREF II (AIV), LLC, a Delaware limited liability company, as tenant (the “58th Floor Master Lease Tenant”), with respect to certain premises on the 58th floor of the Property.

“Accredited Investor” shall have the meaning set forth in the Securities Act and any regulations issued thereunder.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B.

“Bain Acknowledgment” has the meaning set forth in Section 10.23(c).

“Bain Lease” shall mean that certain Office Lease dated as of May 10, 2010, as amended by that certain First Amendment to Lease dated as of September 23, 2010, pursuant to which Seller leased to Bain Tenant certain space at the Property.

“Bain Lease Obligations” shall mean the obligations of the landlord under the Bain Lease that constitute the Cafe Work, the Lobby Work, the Garage Work and the Chiller Work; provided that, for the sake of clarity, the Bain Lease Obligations do not include (a) any obligation of landlord under Section 2.1(b) of the Work Letter to provide Bain Tenant with the Additional Allowance Amount (as defined in the Bain Lease) or (b) any obligations of landlord under any lease by Bain Tenant of the 29th floor or the 10th floor.

“Bain Lease Obligation Security” has the meaning set forth in Section 8.1(b).

“Bain PPA” shall mean the Profits Participation Agreement dated as of May 10, 2010, by and among Beacon Portfolio Holdings, LLC, Bain Tenant, Normandy Beacon Acquisitions II, LLC, Normandy Beacon GP, LLC and Five Mile Capital II Beacon SPE LLC.

“Bain Tenant” shall mean Bain Capital LLC, the tenant under the Bain Lease.

“BPH” shall mean Beacon Portfolio Holdings LLC, a Delaware limited liability company.

“Business Day” shall mean any day of the week other than (a) Saturday and Sunday, (b) a day on which banking institutions in New York are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (c) a day on which governmental functions in New York are interrupted because of extraordinary events such as hurricanes, blizzards, power outages or acts of terrorism.

“C&W” means Cushman & Wakefield, Inc.

“C&W Leasing Agreement” shall mean that certain leasing agreement listed in Schedule 6.2(r).

“Cafe Work” means the portion of the Non-Garage Work (as defined in Section 3.5 of the Work Letter) relating to the “New Cafe”, as more particularly described in Exhibit C-6 to the Work Letter and further detailed in the plans and specifications and the contracts referenced in the attached Schedules 6.2(dd) and 6.2(ee) for such work. For the avoidance of doubt, the term “Cafe Work” includes all the work shown or further detailed in the plans and specifications and the contracts above, even if such work exceeds what is required under the Bain Lease.

“Cash Balance” shall have the meaning set forth in Section 2.2.

“Chiller Work” means the portion of the Non-Garage Work (as defined in Section 3.5 of the Work Letter) relating to the “Chiller Plant Work”, as more particularly described in Exhibit C-6 to the Work Letter and further detailed in the plans and specifications and the contracts referenced in the attached Schedules 6.2(dd) and 6.2(ee) for such work. For the avoidance of doubt, the term “Chiller Work” includes all the work shown or further detailed in the plans and specifications and the contracts above, even if such work exceeds what is required under the Bain Lease.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall mean three (3) Business Days following receipt of, and Seller’s delivery of written notice to Purchaser that it has received, the last of the Required Consents.

“Closing Date Surviving Obligations” shall mean, (a) the Effective Date Surviving Obligations; (b) Purchaser’s obligations under Sections 4.1, 5.7(a)(iii)(4), 6.1(b), 6.1(c), 6.1(i), 7.4(h), 7.4(i), 8.1, 10.12, 10.22 and 10.23; (c) Seller’s obligations under Sections 5.7(a)(iii)(5), 6.2(y), 7.4(f), 7.4(h), 8.1, 8.2,

9.4, and 10.12; and (d) any other obligations that are expressly stated to be “Surviving Obligations” in this Agreement, all of which shall, if the Closing shall occur, survive the Closing and shall be subject in all cases to the provisions of Sections 9.4 and 10.23.

“Closing Statement” shall have the meaning set forth in Section 7.4(f).

“Code” shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

“Commission” shall have the meaning set forth in Section 7.4(f).

“Commonwealth” shall mean Commonwealth Land Title Insurance Company, 140 East 45th Street, 22nd Floor, New York, NY 10017, Attention: Pete Doyle.

“Completed” or “Completion” shall mean the applicable items have been completed in accordance with the terms of the Bain Lease and the Loan Documents and this Agreement, including all punch-list items and start-up procedures.

“Confidential Information” means all documents, studies, reports, test results, brochures, offering materials, photographs, surveys, legal documents, financial information, computer output and other materials and information relating to the Property, and all analyses, compilations, forecasts, projections and other documents prepared based upon such materials and information, any and all proposals made in connection with a potential sale of the Property (including any proposals involving a price for the Property), whether the same are in electronic, pictorial, written or other form, all to the extent provided to Purchaser by Seller or Seller’s agents. Subject to Section 4.2, the term “Confidential Information” shall also include this Agreement and the terms hereof.

“Contracts” shall mean (a) all service, maintenance, advertising, telecommunication, landscaping, management and leasing, and other similar contracts, agreements, and warranties affecting the Land, Improvements, or Personal Property, (b) the Leases, (c) the Normandy Property Management Agreement to be executed and delivered by Purchaser, as owner, and Normandy Property Manager, as manager, at Closing pursuant to Section 7.2 and Section 7.3 of this Agreement and (d) all other contracts or agreements affecting or relating to the Property to which Seller is a party or which would be binding on the Seller or the Property and existing as of the Effective Date or entered into after the Effective Date in accordance with the terms of this Agreement; provided, however, that the term “Contracts” shall not include (i) the Permitted Exceptions and (ii) the contracts for the Seller’s Work, the Other Seller Work and the Landlord’s Initial Work.

“Contemplated Transactions” shall have the meaning set forth in Section 5.7(a).

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

“Declaration” shall mean that certain Declaration of Easements and Shared Facilities Agreement, dated as of March 13, 2003, by and among John Hancock Life Insurance Company, Seller and 200 Berkeley & 197 Clarendon LLC, as amended by that certain Garage Facilities Adjustment and Reservation Agreement by and between Seller and 200 Berkeley & 197 Clarendon LLC dated July 9, 2003 and that certain Amendment to Declaration of Easements and Shared Facilities Agreement dated as of February 27, 2007 among Seller, John Hancock Variable Life Insurance Company and John Hancock Life Insurance Company.

“Deductible Amount” shall have meaning set forth in Section 9.4(b).

“Deed” shall mean a deed to the Real Property in the form of Exhibit F attached hereto.

“Defeasance Election” shall have the meaning set forth in Section 5.1(d).

“Deposit” shall have the meaning set forth in Section 2.3.

“Designated Seller Representative(s)” means Jeffrey Gronning, Justin Krebs, David Welsh, Francis X. Wentworth and Michael Loughlin.

“Designated Purchaser Representative(s)” means Frank D. Burt.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” is defined in the introductory paragraph.

“Effective Date Surviving Obligations” shall mean (a) Purchaser’s obligations under Sections 4.2, 10.8, 10.20 and 10.21; and (b) Seller’s obligations under Sections 4.2, 10.8, 10.20 and 10.21. The Effective Date Surviving Obligations shall, whether or not the Closing shall occur, survive any termination of this Agreement.

“Environmental Laws” shall mean the statutes cited in the definition of the term “Hazardous Materials” below, and any amendments thereto, and any other state or federal law governing the environment as in effect on the Effective Date, together with their implementing regulations, guidelines, rules or orders as of the Effective Date, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

“Escrow Agent” shall mean Commonwealth.

“Estoppel Matters” shall have the meaning set forth in Section 4.4.

“Excluded Items” means: (a) all cash and cash equivalents, deposits, bank accounts, certificates of deposit, investments, notes, accounts receivable or other financial instruments and any right to a refund or other payment relating to a period prior to Closing (subject to the prorations set forth in this Agreement); (b) materials relating to the marketing efforts for the sale of the Property, including communications with other potential purchasers, (c) projections and other internal memoranda or materials, (d) appraisals, budgets, Seller’s strategic plans for the Property, internal analyses (including Seller’s analyses with respect to its leasing of space in the Property), computer software (other than any software used exclusively in connection with the Property), and submissions relating to Seller’s obtaining of internal authorizations, and engineering and environmental reports prepared for Seller or its lenders, (e) attorney and accountant work product, and all other materials subject to any legal privilege in favor of Seller, (f) the personal property located in any on-site management office used by the current property manager for the Property and not owned or leased by Seller, (g) any documents subject to confidentiality restrictions which restrict or prohibit the release of such document to a third party and (h) personal property of Tenants.

“Existing Guarantees” has the meaning set forth in Section 5.7(a).

“Existing Lender” shall mean Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for the Registered Holders of Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2007-GG9, Commercial Mortgage Funding Pass-Through Certificates, Series 2007-GG9. References to “Existing Lender” shall also include the servicer currently servicing the Loan on behalf of Existing Lender.

“Existing Loan” shall mean that certain loan in the original principal amount of $640,500,000 made by Greenwich Capital Financial Products, Inc. and Lehman Brothers Bank, FSB, to Seller with respect to the Property which is evidenced and/or secured by the Loan Documents.

“Existing Normandy Property Management and Leasing Agreement” shall mean that certain Property Management and Leasing Agreement dated as of May 1, 2009 between Seller, as owner, and Normandy Property Manager, as manager and leasing agent.

“Existing Survey” shall mean that certain ALTA/ACSM Land Title Survey of #200 Clarendon Street dated as of November 25, 2002 and last updated as of September 7, 2006 prepared by Harry R. Feldman, Inc. and that certain ALTA/ACSM Land Title Survey of #100 Clarendon Street dated as of December 9, 2002 and last updated as of September 7, 2006 prepared by Harry R. Feldman, Inc.

“Existing Title Policy” shall mean the Owner’s Policy of title insurance issued by Fidelity National Title to Seller dated March 14, 2003 bearing policy number 5324-1215.

“Final Close-Out Package” has the meaning set forth in Section 8.1(h).

“Five Mile Fund” shall mean Five Mile Capital II Pooling REIT LLC, a Delaware limited liability company.

“Fund Guaranty” shall mean that certain Guaranty to be executed and delivered to Escrow Agent as of the Effective Date and dated as of the Closing Date by Normandy Fund and Five Mile Fund in favor of Purchaser, a copy of which is attached as Exhibit M hereto.

“Garage Construction Contract” shall mean the contract listed on Schedule 6.2(ee) between Seller and Garage Contractor relating to the completion of the Garage Work.

“Garage Contractor” shall mean Suffolk Construction Company, Inc. or such other contractor that may replace them in accordance with the terms of ARTICLE 8.

“Garage Work” means the Garage Work (as defined in Section 3.5 of the Work Letter), as more particularly described in Exhibit C-6 to the Work Letter and further detailed in the plans and specifications and the contracts referenced in the attached Schedules 6.2(dd) and 6.2(ee) for such work. For the avoidance of doubt, the term Garage Work” includes all the work shown or further detailed in the plans and specifications and the contracts above, even if such work exceeds what is required under the Bain Lease.

“Garage Work Reserve Agreement” shall have the meaning set forth in Section 8.1(b).

“Guaranteed Obligations” shall have the meaning set forth in Section 10.23.

“Ground Lease” shall mean that certain Lease dated as of May 1, 1969 between the Massachusetts Turnpike Authority (predecessor-in-interest to Ground Lessor) and John Hancock Mutual Life Insurance Company, (predecessor-in-interest to the Seller), notices of which dated August 16, 1972 and October 29, 2003, respectively, were recorded in the office of the Suffolk County Registry of Deeds in Book 8583 at Page 153 and filed with the Suffolk Registry District of the Land Court as Document No. 687789, as amended by (i) that certain First Amendment to Lease dated as of April 29, 2004 between Massachusetts Turnpike Authority (predecessor-in-interest to Ground Lessor) and Seller, a notice of which was recorded in the office of the Suffolk County Registry of Deeds in Book 35436 at Page 116 and filed with the Suffolk Registry District of the Land Court as Document No. 687794, (ii) that certain Second Amendment to Lease dated as of September 23, 2010 between Ground Lessor and Seller and (iii) all assignments, amendments and modifications thereto.

“Ground Lease Assignment and Consent” shall mean the Notice of Air Rights Lease, Assignment and Assumption of Air Rights Lease and Deed, and Consent to Assignment and Assumption of Air Rights Lease substantially in the form attached hereto as Exhibit H.

“Ground Lessor Consent” shall have the meaning set forth in Section 5.7.

“Ground Lessor Consent Fees” shall have the meaning set forth in Section 5.7.

“Ground Lessor” shall mean Massachusetts Department of Transportation.

“Guaranty Indemnification Agreement” has the meaning set forth in Section 5.7(a).

“Hancock License Agreement” shall mean that certain Property Restrictions and Trademark License Agreement dated March 13, 2003, as amended by (a) First Amendment to Property Restrictions and Trademark License Agreement dated June 30, 2004, (b) Amendment to Property Restrictions and Trademark License Agreement dated July 20, 2005, (c) Third Amendment to Property Restrictions and Trademark License Agreement dated November 18, 2005 and (iv) Fourth Amendment to Property Restrictions and Trademark License Agreement dated as of March 10, 2010.

“Hazardous Materials” shall mean any substance which is or contains: (a) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder (“CERCLA”); (b) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (d) gasoline, diesel fuel or other petroleum hydrocarbons; (e) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (f) polychlorinated biphenyls; (g) radon gas; (h) mold, mildew, fungus or other potentially dangerous organisms; and (i) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Real Property, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

“Improvements” shall mean all buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Land.

“Intangible Property” shall mean all intangible personal property now owned by Seller and used in connection with the ownership, use or operation of the Real Property and/or the Personal Property.

“Land” shall mean the land described on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

“Landlord’s Initial Work” shall mean the Landlord’s Initial Work in the Initial Premises and the 36th Floor Expansion Space (as such terms are defined in the Bain Lease).

“Leases” shall mean all leases, licenses or occupancy agreements of any kind (including parking agreements but excluding subleases or sub-subleases or other occupancy agreements granted by Tenants), and all amendments, modifications, supplements and assignments thereto, together with all exhibits, addendum, riders, side letters and other documents constituting a part thereof, relating to the Property.

“Leasing Override Commissions” has the meaning set forth in Section 7.4(h).

“Licenses” shall mean (a) that certain License, Maintenance and Indemnification Agreement for Sidewalk Improvements, dated July 25, 2002, recorded at Book 30387, Page 1, as affected by Assignment and Assumption of Sidewalk License Agreement, dated March 13, 2003, recorded March 14, 2003 at Book 30858, Page 106, (b) that certain License Agreement with the City of Boston, Public Improvement Commission, recorded August 1, 1997 at Book 21613, Page 278, as affected by Assignment and Assumption of Tank License Agreement, dated March 13, 2003, recorded March 14, 2003 at Book 30858, Page 130, (c) License Agreement with the City of Boston for conduits under Stuart Street, recorded at Book 12742, as affected by Assignment and Assumption of Electric Conduit License Agreement, dated March 13, 2003, recorded March 14, 2003 at Book 30858, Page 147 and (d) that certain License Agreement (unrecorded) with the City of Boston for a tunnel under Clarendon Street, as affected by Assignment and Assumption of Tunnel License Agreement, dated March 13, 2003, recorded March 14, 2003 at Book 30858, Page 165.

“Lien” shall mean any lien, pledge, mortgage, security interest or other encumbrance.

“Lender Consent” shall have the meaning set forth in Section 5.7.

“Lender Requirements” shall have the meaning set forth in Section 5.7.

“Loan Documents” shall mean that certain Loan Agreement dated as of December 28, 2006, between Seller, Greenwich Capital Financial Products, Inc. and Lehman Brothers Bank, FSB, as amended by First Amendment to Loan Agreement dated as of April 18, 2008 between Seller and LaSalle Bank National Association, as Trustee for the Registered Holders of Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2007-GG9, Commercial Mortgage Funding Pass-Through Certificates, Series 2007-GG9; and as further amended by Second Amendment to Loan Agreement dated as of April 15, 2010, between Seller and Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee for the Registered Holders of Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2007-GG9 (the “Loan Agreement”),

Commercial Mortgage Funding Pass-Through Certificates, Series 2007-GG9, and all documents defined as “Loan Documents” therein or executed in connection therewith.

“Loan Policy” shall have the meaning set forth in Section 5.1.

“Loan Reserve Credit” shall have the meaning set forth in Section 5.7(v).

“Loan Reserves” shall have the meaning set forth in Section 5.7(v).

“Loan Transfer Fees” shall have the meaning set forth in Section 5.7.

“Lobby Work” means the Non-Garage Work (as defined in Section 3.5 of the Work Letter) relating to the “Lobby”, as more particularly described in Exhibit C-6 to the Work Letter and further detailed in the plans and specifications and the contracts referenced in the attached Schedules 6.2(dd) and 6.2(ee) for such work. For the avoidance of doubt, the term “Lobby Work” includes all the work shown or further detailed in the plans and specifications and the contracts above, even if such work exceeds what is required under the Bain Lease.

“LOC Transfer Documents” shall have the meaning set forth in Section 7.2(k).

“Losses” shall have the meaning set forth in Section 10.23.

“MAC Disclosure” shall have the meaning set forth in Section 6.5.

“Material Adverse Effect” shall mean a material adverse effect on the value, utility, or operation of any material portion of the Property.

“Material Casualty” shall have the meaning set forth in Section 5.3.

“Material Change Order” shall have the meaning set forth in Section 8.1(c).

“Material Taking” shall have the meaning set forth in Section 5.4.

“Maximum Liability Amount” shall have the meaning set forth in Section 9.4(b).

“Monetary Liens” has the meaning set forth in Article 3.

“Monetary Lien Cap Amount” has the meaning set forth in Article 3.

“Non-Garage Escrow Agreement” shall have the meaning set forth in Section 8.1(b).

“Non-Objectionable Encumbrances” has the meaning set forth in Section 3.2.

“Normandy Fund” shall mean Normandy Real Estate Fund II, L.P., a Delaware limited partnership.

“Normandy Leasing Agent” shall mean Normandy FundSub Management Co., LLC in its capacity as the leasing agent under the Existing Normandy Property Management and Leasing Agreement.

“Normandy Property Manager” shall mean Normandy FundSub Management Co., LLC, a Delaware limited liability company.

“Normandy Property Management Agreement” shall mean that certain Property Management Agreement to be entered into as of the Effective Date (and to be effective as of the Closing Date) between Purchaser, as owner, and Normandy Property Manager, as manager, in substantially the form of Exhibit I attached hereto.

“Other Seller Work” shall mean the work to be performed by Seller after the Effective Date that is listed on Exhibit L.

“Outside Consent Date” has the meaning set forth in Section 5.1(d).

“Ownership Period” shall mean the period commencing on March 31, 2009 and ending on the Closing Date.

“Owner’s Policy” shall have the meaning set forth in Section 5.1.

“Permitted Exceptions” shall mean: (a) applicable zoning, subdivision, building and other land use laws and regulations; (b) all matters, whether or not of record, that arise out of the actions of Purchaser or its agents, representatives or contractors; (c) the lien of real estate taxes and assessments not yet due and payable, subject to adjustment as provided herein; (d) any installment not yet due and payable of assessments by the City of Boston affecting the Property or portion thereof; (e) such state of facts as would be disclosed by a physical inspection of the Real Property and/or is disclosed by the Existing Survey of the Real Property; (f) those matters set forth on Schedule B of the Pro Forma Policy attached hereto; (g) all liens, mortgages, security interests and other encumbrances arising out of or created by the Loan Documents; (h) all Non-Objectionable Encumbrances; (i) all Violations (subject to the provisions of Section 3.2); (j) any utility company rights, easements and franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes, and other fixtures and facilities in, over, under and upon the Land which do not have a Material Adverse Effect; (k) those standard pre-printed title exceptions and conditions contained in the Pro Forma Policy; and (l) rights and interests held by Tenants under the Leases in effect at Closing as tenants only, without any options to purchase the Property or rights of first refusal to purchase the Property.

“Person” shall mean any individual, estate, trust, general or limited partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

“Personal Property” shall mean shall mean any furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property owned by Seller and installed, located or situated on or used in connection with the operation of the Improvements, subject to depletions, replacements and additions in the ordinary course of business.

“Post-Effective Date Violation” has the meaning set forth in Section 3.2(e).

“Property” shall mean, collectively, the Real Property, the Personal Property, the Intangible Property and all of Seller’s easements, licenses, rights and appurtenances relating to any of the foregoing.

“Prospective Release” has the meaning set forth in Section 5.7(a).

“Protected Tenant” shall mean the prospective tenants which are “Prospects” under the C&W Leasing Agreement that are listed on the Protected Tenant List.

“Protected Tenant List” shall mean the list of Protected Tenants attached hereto as Schedule 6.2(gg).

“Pro Forma Policy” shall mean that certain pro forma ALTA Owner’s Policy of Title Insurance issued by the Title Company (Policy Number: NCS-452861-BOS1) and including the endorsements attached thereto, a copy of which is attached hereto as Exhibit J.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser Closing Certificate” shall mean a certificate, substantially in the form attached hereto as Exhibit C.

“Purchaser Representations” shall mean the representations and warranties of Purchaser expressly set forth in this Agreement.

“Real Property” shall mean, collectively, the Land and the Improvements.

“Required Consents” shall mean the Lender Consent and the Ground Lessor Consent.

“Representation Update” shall have the meaning set forth in Section 6.5.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Closing Certificate” shall mean a certificate, substantially in the form attached hereto as Exhibit D.

“Seller Party(ies)” shall mean Seller and its respective direct and indirect members, and their respective agents, officers, directors, trustees, advisors, managers, members, agents, employees and counsel.

“Seller Representations” shall mean the representations and warranties of Seller expressly set forth in this Agreement or in any documents executed and delivered by Seller at Closing.

“Seller Retained Obligations” shall have the meaning set forth in Section 8.1.

“Seller’s Work” or “Seller Work” means, collectively, the Cafe Work, the Chiller Work, the Garage Work and the Lobby Work.

“$7.5 Million LOC” shall have the meaning set forth in Section 8.1.

“SPE” shall mean a newly-formed special purpose bankruptcy remote entity structured in accordance with the S&P U.S. CMBS Requirements.

“S&P U.S. CMBS Requirements” shall mean the U.S. CMBS Legal and Structured Finance Criteria published May 1, 2003 by Standard & Poor’s, as amended and supplemented to date, in each case available at www.standardandpoors.com.

“Substantially Completed”, “Substantial Completion” or “Substantially Complete” shall mean substantially completed in a workmanlike manner in substantial accordance with any applicable plans and specifications for the related work, free from mechanics liens, and with all punch list items itemized and to be completed by the applicable contractors in accordance with the applicable contracts, including any applicable time frames for such punch list completion, and as determined as such pursuant to the terms of the Bain Lease, the Loan Documents and this Agreement.

“Substitute Guarantees” has the meaning set forth in Section 5.7(a).

“Substitute Guarantor” shall mean a Person that (a) has a net worth of not less than $100,000,000, and cash liquidity of not less than $10,000,000, (b) is organized under the laws of one of the United States, (c) is not subject to sovereign immunity, and (d) meets all other requirements of the Existing Lender under the Loan Documents in connection with the substitution of a guarantor under the Loan Documents.

“Surviving Obligations” shall mean, the Effective Date Surviving Obligations or the Closing Date Surviving Obligations, as applicable.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs duties, real property, personal property, capital stock, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tenant” shall mean a tenant under a Lease, including the permitted assignee of such tenant but, unless expressly provided to the contrary in this Agreement, shall not include any subtenant or other Person with respect to which any such subtenant has granted a license or similar occupancy agreement to occupy space in the building.

“Tenant Cost” shall mean any tenant improvement allowance, tenant improvements built at landlord expense, moving allowances or other tenant inducements paid or provided by the landlord under a Lease or lease amendment, leasing commissions and other similar amounts paid by the landlord under a lease.

“TI Allowance Letter of Credit” has the meaning set forth in Section 8.1(a).

“Title Company” shall mean First American Title Insurance Company, 100 Huntington Avenue, Boston, MA 02199, Attention: Jo-Ann Allan, with direct co-insurance (50%) to be provided by Commonwealth and its affiliates as provided in Section 3.2(f).

“Transfer Taxes” shall mean any transfer or recordation taxes imposed by the Commonwealth of Massachusetts or the City of Boston, or any other similar tax assessments imposed by the Commonwealth of Massachusetts or the City of Boston in connection with the purchase, sale, conveyance or assignment of real property or personal property, or interests therein.

“Utility Deposits” shall mean all deposits made by or on behalf of the Seller with the Persons providing water, sewer, gas, electricity, telephone and other utilities to the Property.

“Violation(s)” has the meaning set forth in Section 3.2(e).

“Violation Cap Amount” has the meaning set forth in Section 3.2(e).

“Work Letter” shall mean the Work Letter attached as Exhibit C to the Bain Lease.

ARTICLE 2

Agreement; Purchase Price; Deposit

Section 2.1. Agreement to Sell and Purchase. Subject to the terms and provisions of this Agreement, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

Section 2.2. Purchase Price. The purchase price (the “Purchase Price”) for the Property is $930,000,000. The cash to be paid by Purchaser to Seller at Closing (the “Cash Balance”) shall be an amount equal to (a) the Purchase Price minus (b) all principal amounts then outstanding under the Existing Loan at Closing, plus (c) the Loan Reserve Credit minus (d) the Deposit (including all interest accrued thereon), as adjusted (up or down) by (e) the adjustments and apportionments as hereinafter set forth. The Cash Balance shall be paid by Purchaser on the Closing Date by wire transfer of immediately available federal funds.

Section 2.3. Deposit. No later than 3:00pm (EST) on the Effective Date, (a) Purchaser shall deposit cash (and not a letter of credit) in the amount of $50,000,000 (including all interest and earnings thereon, the “Deposit”) with Escrow Agent by wire transfer of immediately available funds in accordance with the wire instructions set forth on Exhibit E attached hereto and (b) Seller shall cause the executed Fund Guaranty to be delivered to Escrow Agent to be held in accordance with Schedule 3.2. If Purchaser fails to timely deliver the Deposit to Escrow Agent or Seller fails to timely deliver the executed Fund Guaranty, time being of the essence with respect to each such delivery, this Agreement shall automatically terminate, in which event Seller and Purchaser shall have no further obligations or liabilities to each other hereunder except for the Effective Date Surviving Obligations.

Section 2.4. Segregated Account. The Deposit shall be held by Escrow Agent in a segregated “money market” account and otherwise in accordance with the provisions of Schedule 3.2 hereto. The Deposit shall be paid to Seller and applied to the Purchase Price if the Closing occurs. If the Closing does not occur by the Outside Consent Date due to the inability to obtain the Required Consents (and not due to either party’s default), the Deposit shall be disbursed as provided herein. If the Closing does not occur due to the default of one of the parties, the Deposit shall be disbursed as provided in Article 9. The Deposit shall be completely non-refundable except as expressly provided in this Agreement.

ARTICLE 3

Title

Section 3.1. Status of Title. Subject to the terms and provisions of this Agreement, Seller shall sell, convey, assign and transfer good and marketable title to Seller’s interest in the Property to Purchaser, and Purchaser shall purchase, accept and assume the same, subject only to the Permitted Exceptions.

Section 3.2. Title Insurance Policy; Objections to Title.

(a) Purchaser acknowledges and agrees that (i) Purchaser has received from Seller a copy of the Existing Title Policy and the Existing Survey relating to the Real Property and that Purchaser independently obtained the Pro Forma Policy, (ii) Purchaser or Purchaser’s attorneys have reviewed the Existing Title Policy, the Pro Forma Policy and the Existing Survey and (iii) Purchaser hereby confirms to Seller that Purchaser has no objections to any title exceptions or survey matters revealed by the Pro Forma Policy. Purchaser hereby waives its right to object to any liens, encumbrances or other title exceptions appearing on the Pro Forma Policy. In addition, Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall be deemed Permitted Exceptions) (A) which the Title Company is willing to omit as exceptions to title, (B) against or over which the Title Company is willing to provide affirmative insurance satisfactory to Purchaser in its reasonable discretion, or (C) which will be extinguished upon the transfer of the Property to Purchaser (collectively, the “Non-Objectionable Encumbrances”).

(b) It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses, in order to cause title to the Property to be in accordance with the terms of this Agreement on the Closing Date and that Purchaser hereby agrees to accept title to the Property subject to the Permitted Exceptions and as otherwise provided in the Pro Forma Policy. Notwithstanding the foregoing, Seller shall be obligated to remove (i) any mortgage (a “Mortgage”) which affects the Property which was created by Seller except in connection with the Loan Documents, (ii) all judgment liens and all tax liens due and payable by Seller, and (iii) all mechanics liens affecting the Property, in each case which were voluntarily caused or created by Seller (as opposed to, for example, by a Tenant) (the items in this clause (iii), collectively, “Monetary Liens”); provided, however, that Seller shall not have the obligation to remove any of such Monetary Liens unless such Monetary Lien is in an ascertainable, fixed amount, and the cost of removing the same (by bonding or otherwise), together with all other Monetary Liens, shall not exceed an aggregate amount of $10,000,000 (the “Monetary Lien Cap Amount”). The Monetary Lien Cap Amount excludes any Monetary Liens arising from the Bain Lease Obligations. If Seller is required to remove a Monetary Lien pursuant to the terms of this Agreement, Seller shall be entitled to postpone the Closing for a period of up to thirty (30) days in order to endeavor to remove such Monetary Lien and to use any portion of the Cash Balance to the extent necessary to remove and satisfy same at Closing or to cause same to be omitted by the Title Company as an exception to coverage. Notwithstanding the foregoing, if the Title Company is willing to insure over such Mortgage or Monetary Lien by either providing for an indemnity or an escrow, or otherwise, then Seller shall not be required to remove such Mortgage or Monetary Lien. If a Monetary Lien can be removed (by bonding or otherwise) but Seller elects not to remove it, or cause it to be removed, because the cost of removing the same, or the associated liability to the bonding company, plus the cost of obtaining the bond, exceeds the Monetary Lien Cap Amount, then Purchaser may, at Purchaser’s sole discretion, either proceed to the Closing and accept a credit against the Purchase Price of up to the Monetary Lien Cap Amount (but without any other modifications to this Agreement) or terminate this Agreement upon five (5) Business Days (or less if Seller’s election occurs within five (5) Business Days before the Closing) prior written notice and receive a refund of the Deposit, whereupon the parties shall have no further rights or obligations hereunder except for the Effective Date Surviving Obligations. If the cost of removing any Monetary Lien(s), in the aggregate, is less than the Monetary Lien Cap Amount, Seller shall, at its sole option, either remove such item or give to Purchaser a credit against the Purchase Price in an amount equal to the reasonable cost to remove same (up to the Monetary Lien Cap Amount).

(c) Reserved.

(d) In no event shall any lien, encumbrance or other exception arising as a result of any act or omission of Purchaser or anyone acting on behalf of Purchaser be deemed a title objection.

(e) Purchaser agrees to purchase the Property subject to any and all notes or notices of violations of any Legal Requirement noted in or issued by any governmental authority prior to or, subject to the provisions of this Section 3.2(e), after the Effective Date (individually, a “Violation” and collectively, “Violations”), and/or any lien, penalty or fine imposed in connection with any of the foregoing, and/or any condition or state of repair or disrepair and/or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair or disrepair any condition, matter or thing, relating to a Violation placed on the Property on or prior to the Effective Date. For any Violation first placed on the Property after the Effective Date (a “Post-Effective Date Violation”), (i) Seller shall remove or comply with or repair any such Post-Effective Date Violation, together with any associated liens, penalties or fines or other conditions on or prior to Closing, if the cost of such Violation and all other Violations arising after the Effective Date is $1,000,000 or less (the “Violation Cap Amount”) and (ii) if the cost of such Post-Effective Date Violation and all other Post-Effective Date Violations exceeds the Violation Cap Amount, Seller shall have right, exercisable by written notice to Purchaser delivered within three Business Days after receiving actual notice of such Post-Effective Date Violation(s) that exceed the Violation Cap Amount, to elect not to remove or comply with or repair any such Post-Effective Date Violations, and if Seller elects to proceed under clause (ii), then Purchaser shall have the right, by written notice delivered within three Business Days after its receipt of Seller’s election, to either (A) accept the Property subject to all Post-Effective Date Violations and all liens, penalties or fines associated therewith and accept a credit to the Purchase Price in the amount of the Violation Cap Amount as its sole and exclusive remedy or (B) terminate this Agreement and receive a return of the Deposit, whereupon the parties shall have no further rights or obligations hereunder except for the Effective Date Surviving Obligations.

(f) Purchaser shall obtain at its expense the Owner’s Policy and endorsements to the Loan Policy referenced in Section 5.1 from the Title Company and agrees that Commonwealth and its affiliates shall have the right to directly co-insure 50% of such policies so long as (i) Commonwealth and its affiliates agree (A) to match the premium that is being charged by the Title Company for such policies and (B) to match the quality and level of coverage, including any coverage provided by endorsements or affirmative coverage, that is being provided by the Title Company and (ii) such coverage to be provided by Commonwealth and its affiliates is apportioned among Commonwealth and its affiliates as follows: Commonwealth: (15%), Chicago Title Insurance (20%) and Fidelity National Title Insurance Company (15%). If one of the Title Company or Commonwealth are unable or unwilling to issue the policies (including with respect to eliminating any exceptions relating to the mezzanine loan foreclosure) in the form required by this Agreement and subject to the provisions set forth in the preceding sentence but the other is so able and willing, the able and willing title insurer shall be entitled, and Purchaser shall be obligated to obtain, 100% of the policies from such able and willing title insurer.

ARTICLE 4

Inspection and Confidentiality

Section 4.1. Access. During the pendency of this Agreement, subject to the rights of Tenants under Leases and the other provisions of this Section, Purchaser, personally or through its authorized agents or representatives, shall be entitled, upon the prior consent of Seller, to enter upon the Real Property during normal business hours (accompanied by representative of Seller if required by Seller) and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations: (a) such access shall not violate any law or agreement to which any Seller Party is a party or otherwise expose Seller to a material risk of liability; (b) Purchaser shall give Seller written notice at least one (1) Business Day before conducting any inspections, and an agent or representative of Seller shall have consented to such inspection and have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property; (c) neither Purchaser nor its agents shall damage the Property or any portion thereof; (d) unless Seller agrees otherwise, before Purchaser or its agents enter onto the Property, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured and containing a waiver of subrogation in Seller’s favor, evidencing commercial general liability insurance (including property damage, bodily injury and death) issued by an insurance company having a rating of at least “A-VII” by A.M. Best Company, with limits of at least One Million Dollars ($1,000,000) combined single limit per occurrence for bodily or personal injury, death or property damage; (e) Purchaser shall: (i) use reasonable efforts to perform all on-site due diligence reviews on an expeditious and efficient basis; and (ii) indemnify, hold harmless and defend Seller Parties against, and hold Seller Parties harmless from, all loss, liability, claims, costs (including reasonable attorneys’ fees), liens and damages resulting from or relating to the activities of Purchaser or its agents under this Section 4.1; and (f) without Seller’s prior written consent, which Seller may give or withhold in its absolute discretion, Purchaser shall not conduct any Phase II exams, soil borings, testing or sampling of any surface or subsurface soils or other subsurface conditions, water or other materials, or other invasive tests on or around the Property. The foregoing shall constitute Surviving Obligations.

Section 4.2. Confidentiality.

(a) Purchaser shall hold all Confidential Information in confidence and, prior to the Closing, shall not disclose or permit any Person to whom it has delivered Confidential Information to disclose the Confidential Information to any Person without, in each instance, Seller’s prior written consent. Purchaser further agrees that, before the Closing, Purchaser will use the Confidential Information only for purposes of evaluating the Property in connection with its purchase of the Property in accordance with the terms of this Agreement. Prior to the Closing, Purchaser shall not disclose the Contemplated Transactions or the Confidential Information to any Person, other than (i) as necessary to comply with its obligations under this Agreement to assist Seller in obtaining the Required Consents and (ii) to such of its employees, officers, directors, attorneys, accountants, advisors, consultants, lenders, and investors who (A) have a need to review the Confidential Information for the purpose of advising Purchaser on the suitability of the Property for purchase, (B) have been informed of the confidential nature of such information, and (C) have agreed to maintain the confidential nature of such information pursuant to the terms of this Section 4.2.

(b) Notwithstanding the above terms, to the extent that Purchaser is required to disclose the Confidential Information by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser shall notify Seller (both by telephone and in writing) within two (2) Business Days of its actual knowledge of such legally required disclosure. Purchaser shall cooperate, at no cost to Purchaser, with Seller’s counsel in any appeal or challenge to such disclosure made by Seller. If no protective order or similar relief is obtained, Purchaser shall (i) disclose only that portion of the Confidential Information that it is legally obligated to disclose, (ii) exercise reasonable efforts to obtain reliable assurances that the disclosed information will be kept confidential, and (iii) exercise reasonable efforts to provide Seller with a copy of the information to be disclosed before the same is given to any third party. In addition, and notwithstanding anything to the contrary in this Agreement, Purchaser may disclose any portion of the Confidential Information that is generally available to the public, other than any portion of the Confidential Information that becomes available to the public as a result of a previous disclosure by Purchaser in violation of this Agreement.

(c) If this Agreement is terminated, (i) Purchaser shall promptly deliver to Seller all the Confidential Information (or portions thereof requested by Seller) which is in tangible form, including any copies Purchaser has made and other embodiments thereof, and (ii) Purchaser shall destroy all extracts, summaries and compilations thereof and references thereto which are in Purchaser’s notes, documents, databases or other records (whether prepared by Purchaser or by Seller), and in either case Purchaser will certify to Seller by written affidavit that, to the best of its knowledge, information and belief, it has done so.

(d) Purchaser acknowledges that the Confidential Information is of a special, unique, unusual, extraordinary and intellectual character and that Seller’s interest in the Confidential Information may be irreparably injured by disclosure of such Confidential Information in violation of this Agreement. Purchaser further acknowledges and agrees that money damages would not be a sufficient remedy for any breach of Section 4.2 of this Agreement by it and that, in addition to all other remedies available at law or in equity, Seller shall be entitled to specific performance or injunctive or other equitable relief as a remedy for any breach or potential breach by Purchaser of Section 4.2 of this Agreement and further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Notwithstanding the foregoing, in no event shall Purchaser have any liability for indirect, consequential or punitive damages.

(e) Except as provided otherwise in this Section 4.2, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public (which each party agrees does not include the direct or indirect partners or prospective investors in each of the funds that indirectly own Seller) any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the names of Seller and Purchaser respectively, or any of their affiliates or subsidiaries, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which shall not be unreasonably withheld. Seller, being aware that the securities of Boston Properties, Inc. (“BPI”), the owner, directly or indirectly, of a controlling interest in Purchaser, are traded on the New York Stock Exchange, acknowledges that Purchaser and BPI may be compelled by legal requirements to issue a public press release announcing that it has entered into this Agreement and stating the material terms hereof. Purchaser and Seller have, prior to the Effective Date, jointly approved a form of press release to be issued by Purchaser or BPI to the public, and Seller and Purchaser each consents to the dissemination of such press release and to all such additional statements and disclosures Seller, Purchaser and BPI may reasonably make in responding to inquiries arising as a result of any such press release. Each party likewise consents to any disclosure of Confidential Information (i) which the other party reasonably believes is required by law or which is recommended in good faith by counsel to such other party or (ii) which is necessary to comply with a party’s obligations under this Agreement including, without limitation, in connection with obtaining the Required Consents. In addition, Purchaser and BPI. shall have the right to attach a copy of this Agreement as an exhibit to one or more of their respective required filings with the Securities and Exchange Commission on Form 8-K or Form 10-Q and to

otherwise comply with the requirements of all applicable securities laws as they relate to the disclosure of the transactions contemplated by this Agreement, and no such filings shall be deemed a violation by Purchaser of the terms of this Agreement or the confidentiality agreement that is referred to herein.

(f) The provisions of this Section 4.2 shall supersede all prior confidentiality agreements between Purchaser and Seller and shall survive for a period of six (6) months from the earlier of the Closing Date and any termination of this Agreement.

Section 4.3. Reporting. In the event that Purchaser’s due diligence reveals any condition of the Property that in Purchaser’s judgment requires disclosure to any governmental agency or authority, Purchaser shall immediately notify Seller thereof. In such event, Seller, and not Purchaser or anyone acting on Purchaser’s behalf, shall make such disclosures as Seller deems appropriate. Notwithstanding the foregoing, to the extent that Purchaser is required to disclose the discovered condition by law, regulation or stock exchange rule or pursuant to a subpoena, court order or other legal proceeding, Purchaser may do so but shall first notify Seller (both by telephone and in writing) within two (2) Business Days of its actual knowledge of such legally required disclosure.

Section 4.4. Estoppels. From and after the Effective Date, Seller shall request and endeavor to obtain from each Tenant and from the parties to the Declaration and to the Hancock License Agreement an estoppel certificate, in forms required by the applicable Leases or such documents or otherwise as mutually and reasonably agreed to between Seller and Purchaser. Notwithstanding such request, (a) the receipt of one or more estoppel certificates shall not be a condition precedent to Purchaser’s performance under this Agreement, (b) no claim by any Tenant or other party disclosed on a returned estoppel certificate shall give rise to any liability of Seller under this Agreement or otherwise or excuse Purchaser’s performance under this Agreement (except as provided below in this Section 4.4) and (c) Seller shall have absolutely no liability under this Agreement or otherwise to obtain any estoppel certificates. If an estoppel is received by Seller or Purchaser (including after the Closing Date), the matters certified to by the Tenant or the other party delivering such estoppel (the “Estoppel Matters”) shall, with respect to the Seller Representations covered by such Estoppel Matters, have the following effect: (i) to the extent the Estoppel Matters confirm the Seller Representations, the Estoppel Matters shall be removed from the related Seller Representations from and after the date of Purchaser’s receipt of the related estoppel and (ii) to the extent the Estoppel Matters allege matters that would, if true, result in a breach of the Seller Representations, such Estoppel Matters shall not remove the related Seller Representations and, to the extent that a breach does in fact exist, the parties shall have available the rights and remedies with respect thereto as set forth in Article 9.

ARTICLE 5

Conditions Precedent, Casualty Damage or Condemnation

Section 5.1. Conditions Precedent Favoring Purchaser. In addition to any other conditions precedent in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, Purchaser’s obligation to purchase the Property is subject to the timely fulfillment of the conditions set forth in this Section 5.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller; provided, however, that the Required Consents may only be waived by Purchaser subject to the provisions set forth in (d) below:

(a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

(b) Seller’s Representations shall be true and correct in all material respects as of the Closing Date, as updated subject to Section 6.5.

(c) On the Closing Date, the Seller shall be the owner of fee simple and leasehold title to the Property (as applicable), free and clear of all Liens, but subject to the Permitted Exceptions and the other provisions of Section 3.2.

(d) Seller shall have received and delivered to Purchaser copies of all Required Consents in accordance with the provisions of Section 5.7. If Seller shall not have obtained and delivered to Purchaser copies of the Required Consents that satisfy the requirements of Section 5.7 on or before the 120th day after the Effective Date:

(i) either Purchaser or Seller shall have the right (in its sole discretion), exercisable by written notice to the other party on or before such 120th day, to extend the Closing Date for up to 60 additional days to provide additional time to obtain the Required Consents (such 120th day or, if extended by 60 days as provided above, such 180th day after the Effective Date, the “Outside Consent Date”);

(ii) Purchaser shall have the right, with respect to the Lender Consent, to waive the Lender Consent as a condition to Closing by delivering written notice to Seller of such waiver, which written notice shall constitute an irrevocable election (the “Defeasance Election”) by Purchaser to (A) cause Seller to defease the Existing Loan in accordance with the Loan Documents and in compliance with the provisions of the Loan Documents, (B) waive any further right to assume the Existing Loan, (C) pay to Existing Lender, or reimburse Seller at Closing for, all of the fees, costs and expenses required by the Loan Documents and/or Existing Lender in connection with the Defeasance Election, whether or not received, including, but not limited to, all processing fees, application fees, attorneys’ fees, recording fees, accounting fees, the cost of purchasing United States treasuries or other defeasance collateral, any incremental increase in Transfer Taxes caused by the fact that the Existing Loan is not being assumed, underwriting fees and rating agency fees, in addition to all Loan Transfer Fees that have been incurred in connection with the previously requested assumption of the Existing Loan and (D) take such actions as it shall be required to take to complete the defeasance of the Existing Loan on or prior to the Outside Consent Date; and

(iii) Purchaser shall have the right, with respect to the Ground Lessor Consent, to waive the Ground Lessor Consent as a condition to Closing by written notice to Seller of such waiver (the “Ground Lessor Waiver Election”), provided that (A) Purchaser meets the Tangible Net Worth test referenced in Section 5.7(b) and otherwise delivers to Seller and/or Ground Lessor evidence sufficient to confirm that Purchaser satisfies the applicable requirements of the Ground Lease that permit the Ground Lease to be transferred without Ground Lessor Consent, (B) the Ground Lease Waiver Election shall be deemed to be a waiver by Purchaser of any obligation on the part of Seller to deliver to Purchaser the Ground Lease estoppel and shall relieve Seller of any and all obligations to make any representations, warranties or indemnities with respect to the Ground Lease other than the representation and warranty set forth in Section 6.2(bb), which shall continue in all events, and (C) Purchaser shall continue to be responsible for all Ground Lessor Consent Fees incurred in connection with the previously requested Ground Lessor Consent or satisfaction of the requirements necessary to relieve Seller’s obligation to obtain the Ground Lessor Consent.

(e) Seller shall have caused the Lobby Work, the Cafe Work, the Landlord’s Initial Work and the Other Seller Work to have been Substantially Completed; provided, however, that to the extent (if any) that any remaining part of such work has not been Completed prior to Closing, Seller shall either (i) diligently perform such work to Completion as soon as practicable after the Closing in the manner applicable to Seller’s performance of the Seller’s Work after Closing under Article 8 (and the provisions of Article 8 shall apply thereto mutatis mutandis) or (ii) at Closing, credit the cost of such remaining work (in an amount mutually agreed by the parties) against the Purchase Price.

(f) Title Company shall be irrevocably obligated to issue an ALTA Owner’s Policy of Title Insurance to Purchaser in the form of the Pro Forma Policy.

(g) Title Company shall be irrevocably obligated to issue to Existing Lender such endorsements to its ALTA Loan Policy of Title Insurance as may be required by Existing Lender in connection with the Lender Consent.

(h) Purchaser shall have received confirmation from Escrow Agent that it continues to hold the Fund Guaranty and that Escrow Agent is unconditionally committed to deliver the Fund Guaranty to or at the direction of Purchaser at Closing.

Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (ii) modification of any existing land use restriction, or (iii) consents to assignments of any service contracts or other agreements (other than the Required Consents) which Purchaser requests.

Section 5.2. Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligation under this Agreement is expressly subject to the timely fulfillment of the conditions set forth in this Section 5.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

(a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing;

(b) The Purchaser Representations shall be true and correct in all material respects as of the Closing Date;

(c) Seller shall have received all Required Consents (unless receipt of one or more of such consents is waived by Purchaser pursuant to the provisions of Section 5.1(d)) in accordance with and as more particularly set forth in Section 5.7; and

(d) Seller shall have received confirmation from Escrow Agent that it has received the payment of the Cash Balance from Purchaser in accordance with Section 2.2 hereof, and any other amounts due to Seller from Purchaser hereunder, and that Escrow Agent is in possession of written authorization from Purchaser to disburse such funds to or at the direction of Seller at Closing.

Section 5.3. Risk of Loss.

In the event that, prior to the Closing Date, all or a portion of the Improvements should be damaged or destroyed by fire or other casualty such that (y) Seller’s reasonable estimate of the cost to repair the same exceeds $100,000,000 or (z) Existing Lender is not obligated to release the insurance proceeds for reconstruction of the Property (it being agreed that if Existing Lender is obligated to release such proceeds subject to the satisfaction of the requirements for release set forth in Section 7.4 of the Loan Agreement forming part of the Loan Documents, then Existing Lender shall be deemed to be obligated to release such proceeds for the purposes of this Section 5.3(z)) (any such casualty, a “Material Casualty”), Purchaser may, at Purchaser’s sole option, elect to either:

(a) terminate this Agreement and receive a refund of the Deposit; or

(b) close the transaction contemplated by this Agreement as provided below.

In the event of a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty and Purchaser elects to proceed to Closing pursuant to Section 5.3(b), (i) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price other than a credit for any applicable deductible in Seller’s insurance policy) and (ii) Seller shall assign to Purchaser at Closing all insurance proceeds payable on account of such damage (net of collection costs and costs of repair incurred by Seller and not then reimbursed, which costs shall be disclosed to Purchaser before it makes its election under this Section 5.3). With respect to any Material Casualty, Purchaser shall be deemed to terminate this Agreement pursuant to Section 5.3(a) unless, within ten (10) days from receipt of notice of such Material Casualty, Purchaser provides Seller with written notice that Purchaser elects to proceed under Section 5.3(b).

Section 5.4. Condemnation. In the event that, prior to the Closing Date, all or a material portion of the Real Property should be condemned by right of eminent domain, such that (y) Seller’s reasonable estimate of the loss of value of the remaining Real Property exceeds $100,000,000 or (z) Existing Lender is not obligated to release the condemnation proceeds for reconstruction of the Property (it being agreed that if Existing Lender is obligated to release such proceeds subject to the satisfaction of the requirements for release set forth in Section 7.4 of the Loan Agreement forming part of the Loan Documents, then Existing Lender shall be deemed to be obligated to release such proceeds for the purposes of this Section 5.4(z)) (any such event, a “Material Taking”), Purchaser may, at Purchaser’s sole option, elect either to:

(a) terminate this Agreement and receive a refund of the Deposit; or

(b) close the transaction contemplated by this Agreement as provided below.

In the event of a condemnation by right of eminent domain that is not a Material Taking, or if there is a Material Taking and Purchaser elects to proceed to Closing under Section 5.4(b), Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at Closing all condemnation proceeds payable as a result of such condemnation (net of collection costs and costs of repair reasonably incurred by Seller and not then reimbursed, which costs shall be disclosed to Purchaser before it makes its election under this Section 5.4). With respect to any Material Taking, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to Section 5.4(a) unless, within ten (10) days from written notice of such Material Taking, Purchaser provides Seller with written notice that Purchaser elects to proceed under Section 5.4(b).

Section 5.5. Activities Prior to Closing. Prior to the Closing, Seller shall:

(a) not sell or further encumber all or any interest in the Property,

(b) give Purchaser prompt written notice of:

(i) (A) any casualty affecting all or any portion of the Property or (B) any other event of which other event Seller obtains actual knowledge which is specific to the Real Property and which either (1) constitutes a Material Adverse Effect or (2) Seller is otherwise obligated to notify Purchaser of pursuant to this Agreement,

(ii) any pending or threatened condemnation proceeding or material litigation affecting the Real Property of which Seller receives actual written notice,

(iii) any event or circumstance of which Seller has actual knowledge that makes any of Seller’s Representations under this Agreement materially untrue or incorrect,

(iv) all written notices and other written correspondence sent by a Seller Party to, or received by a Seller Party from, Existing Lender or Ground Lessor, and

(v) any other event required for Seller to comply with its obligations under this Section 5.5.

(c) continue to insure the Property substantially as it is insured as of the Effective Date.

(d) continue to comply with its obligations under the Loan Documents, Leases (including, without limitation, the administration of tenant improvement or other work to be performed by the landlord thereunder), Contracts and all other agreements of Seller, including the obligation to pay all Tenant Costs under Leases as and when due under the applicable Leases and other agreements; provided, however, that to the extent such compliance causes Seller to expend funds for obligations that are Purchaser’s obligation to pay pursuant to this Agreement, such amounts shall be set forth on the Closing Statement and Seller shall receive a credit to the Purchase Price at Closing for such amounts. Notwithstanding the foregoing, for the sake of clarity, Purchaser acknowledges and agrees that Seller shall not be obligated to perform (i) the CSX rail-side of the garage façade work (for which Purchaser is receiving a credit at Closing as provided in Section 7.4) or (ii) any drainage or other work that Seller has not expressly agreed to perform pursuant to this Agreement. With respect to the tenant improvement work performed by the landlord under the Autonomy and Photon leases referenced in Schedule 6.2(l), to the extent the work to be performed by the landlord under either of such leases is not completed prior to Closing, Seller shall assign the construction contract and related agreements for such work to Purchaser, pursuant to assignment and assumption instruments reasonably acceptable to the parties.

(e) notify Purchaser and provide Purchaser with copies of any proposed Leases, renewals, terminations or material amendments to Leases for the Property and obtain the prior written consent of Purchaser (which, in the case of consents to be delivered under clause (iii) below, shall not be unreasonably withheld to the extent such enforcement action is in the ordinary course of enforcing Leases) before (i) issuing any non-binding proposals for proposed Leases, renewals, terminations or material amendments to Leases for the Property or responding to any such proposals, (ii) entering into any binding agreement or commitment to effectuate any such transactions or (iii) initiating any enforcement action against any Tenant.

(f) notify Purchaser and provide Purchaser with copies of any proposed billing statements for Tenants with respect to calendar year 2011 and obtain the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) before issuing such billing statements to the respective Tenants.

(g) send to Purchaser copies of weekly leasing activity reports and any material written notices sent by a Seller Party to, or received by a Seller Party with respect to, a Tenant, the Property or the Contracts.

(h) continue to diligently supervise the contractors to ensure the completion of the Lobby Work and the Cafe Work prior to the Closing Date, and invite and afford Purchaser and/or its representatives the opportunity (where practicable) to participate in all weekly meetings with contractors and otherwise afford Purchaser the opportunity (where practicable) to participate in such supervision and oversight as reasonably requested by Purchaser.

(i) continue to diligently supervise the progression of the Garage Work, the Chiller Work and the work described in Section 5.1(e) in accordance with Article 8, and invite and afford Purchaser and/or its representatives the opportunity (where practicable) to participate in all weekly meetings with contractors and otherwise afford Purchaser the opportunity (where practicable) to participate in such supervision and oversight as reasonably requested by Purchaser.

(j) continue to operate and maintain the Property in substantially the same manner as it has heretofore been operated and maintained by Seller during the Ownership Period.

Section 5.6. Payment of Taxes.

Seller shall be responsible for and shall pay when due all Taxes (unless otherwise expressly provided in this Agreement) levied with respect to the operations and/or assets of the Property attributable to any Tax period ending on or before the Closing Date unless such Taxes are being disputed by Seller in good faith in accordance with the Loan Documents and applicable law.

Section 5.7. Required Consents.

(a) Existing Loan. Subject to the provisions of this Section 5.7(a), Seller shall diligently and in good faith seek, and Purchaser shall diligently and in good faith cooperate with Seller and Existing Lender to assist Seller to obtain, the consent (“Lender Consent”) required under the Loan Documents to the transactions contemplated by this Agreement (the “Contemplated Transactions”). Purchaser and Seller agree to cooperate in good faith to obtain the Lender Consent and Purchaser agrees that Seller shall control the process but shall, in so doing, keep Purchaser and its counsel regularly informed and (where practicable) regularly involved in the process, including copying Purchaser and its counsel on all written notices delivered to Existing Lender and its counsel, and inviting and affording Purchaser and its counsel the opportunity to participate in all meetings and conference calls.

(i) Purchaser has received and reviewed the Loan Documents and has made its own independent decision with regard to the nature of the Required Consents required thereby as a result of the Contemplated Transactions and understands and agrees that Existing Lender has discretion to approve, and could disapprove, the Contemplated Transactions.

(ii) On or before the fifth Business Day after the Effective Date, Seller shall notify Existing Lender of the Contemplated Transactions and request that Existing Lender provide a list of Existing Lender’s requirements (the “Lender Requirements”) for the consummation of the loan assumption and Lender Consent. Seller’s notification to Existing Lender shall include a copy of this Agreement and a financial statement for the Substitute Guarantor proposed by Purchaser and a structure chart for Purchaser, Substitute Guarantor and their respective direct and indirect owners. Following such request, Seller and Purchaser, as applicable, shall promptly provide all information required to be delivered to Existing Lender in connection with obtaining Lender Consent under the Loan Documents (including the proposed organizational documents for Purchaser and its constituent members or partners) and all other information reasonably requested by Existing Lender. Each of Purchaser and Seller shall use diligent efforts, and shall cooperate with each other and any other Persons (e.g., the Existing Lender, the Ground Lessor and the rating agencies), in order to obtain Lender Consent as soon as is reasonably possible. Each party shall from time to time upon the other’s reasonable request, provide status updates on the efforts to obtain Lender Consent and each party shall copy the other on all submissions and material correspondence to and from Existing Lender, including Seller’s submission request letter to Existing Lender.

(iii) In furtherance of the provisions of this Section 5.7(a):

(1) Purchaser shall execute and deliver or cause to be delivered to Existing Lender such assumption agreements, reaffirmation agreements, loan modifications, legal opinions, resolutions, certificates, title insurance endorsements and other instruments and documents as Existing Lender or the rating agencies may require pursuant to the applicable provisions of the Loan Documents or may otherwise reasonably require in connection with the Lender Consent (collectively, the “Loan Assumption Documents”). In this regard, Purchaser acknowledges that the Existing Loan has been securitized and that Purchaser shall be obligated to comply with, and it shall be deemed reasonable for Existing Lender or the rating agencies to request that Purchaser comply with, the S&P U.S. CMBS Requirements applicable to the assumption of the Existing Loan by Purchaser, the structuring of Purchaser and the other requirements applicable to loan assumptions, together with any other customary requirements of lenders, servicers or rating agencies for the assumption of securitized loans, including, without limitation, the requirement that Purchaser and any direct member of Purchaser be newly-formed SPEs and that, from the Effective Date until the Closing Date, Purchaser (or its assignee) be a wholly-owned direct or indirect subsidiary of Boston Properties Limited Partnership. Notwithstanding the foregoing, the Loan Assumption Documents shall not impose any obligations on Purchaser’s principals or, subject to any additional burdens or obligations imposed on Purchaser or any of its affiliates under any express provision of this Section 5.7(a), impose any additional burdens on Purchaser, or any affiliates, not contained in the Loan Documents, nor amend any provision of the Loan Documents in any materially adverse manner or otherwise materially adversely change the existing terms of the Existing Loan except as may be requested by Purchaser. In connection with the Lender Consent submission, Purchaser shall have the right to request reasonable modifications to the Existing Loan Documents in order to reflect the change in the identity and ownership structure of the new borrower and the new guarantor, including without limitation, changes to the permitted transfer provisions, the insurance provisions, the notice provisions, any modifications to the property management agreement, and the right to structure the transaction in accordance with Section 10.22 of this Agreement; provided, however, that (I) the failure to obtain any such reasonable modifications shall not be deemed a failure of the condition to obtain Lender Consent and if Lender Consent shall be forthcoming without such modifications, then Purchaser shall be required to accept Lender Consent without such modifications and (II) any obligations imposed on Purchaser or its affiliates in connection with any such modifications agreed to between Purchaser and Existing Lender shall not be considered additional burdens on Purchaser or its affiliates under this Section 5.7(a). Purchaser agrees to reasonably negotiate provisions drafted to incorporate any requested reasonable modifications. In no event shall Purchaser obtain the Approved Mezzanine Loan (as defined in the Loan Documents) prior to Closing or, prior to Closing, include or have the right to obtain any third party equity, preferred equity investor or pari passu or subordinated lender providing preferred equity, mezzanine debt or other indebtedness that is not expressly permitted by the Loan Documents in existence as of the Effective Date.

(2) Seller shall execute and deliver such release of Existing Lender and other documents as may be reasonably requested by Existing Lender to obtain Lender Consent.

(3) Purchaser shall cause a Substitute Guarantor affiliated with Purchaser to execute and deliver to Existing Lender (I) a guaranty of recourse obligations and an environmental indemnity agreement, (II) an assumption of the tenant’s interest in the 58th Floor Master Lease and (III) a guaranty of the obligations of the affiliate of the Normandy Fund under that certain ROFO side letter with Existing Lender for any liability of the landlord thereunder from and after the Closing (collectively, the “Existing Guarantees”) in form and substance substantially similar to the ones that currently are part of the Loan Documents (the “Substitute Guarantees”) and Seller shall seek to obtain from Existing Lender a release of all liability under the Existing Guarantees from and after (but not before) the assumption of the Existing Loan by Purchaser on the Closing Date (the “Prospective Release”). If Seller is unable to obtain the Prospective Release from Existing Lender (and, in the case of the 58th Floor Master Lease, Existing Lender’s consent to the assignment to Purchaser of Seller’s interest as landlord under the 58th Floor Master Lease, the assumption by Substitute Guarantor of the tenant’s interest in the 58th Floor Master Lease and the other obligations to assignment and assumption thereof described above (collectively, the “58th Floor Lease Assumption Documents”)), Substitute Guarantor shall execute and deliver to Seller at Closing an agreement indemnifying the Seller Parties from all claims, liabilities, losses, damages, judgments, costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, arising under the Existing Guarantees that are attributable to actions occurring on or after the Closing Date (the “Guaranty Indemnification Agreement”).

(4) If Existing Lender shall fail or refuse to grant Lender Consent on or before the Outside Consent Date for a reason other than the default by Seller or Purchaser in its obligations under this Agreement and Purchaser has not made the Defeasance Election, this Agreement shall automatically (and without the necessity of notice) terminate, in which case Escrow Agent shall return the Deposit to Purchaser and neither Seller nor Purchaser shall have any further liability hereunder or by reason hereof except for the Effective Date Surviving Obligations. If the failure to obtain Lender Consent is due to the default by Seller or Purchaser in its obligations under this Agreement, then the provisions of Article 9 shall apply.

(5) Seller and Purchaser agree that the Lender Consent shall be deemed given (so that the parties may proceed to scheduling a Closing) if the

Contemplated Transactions are permitted, even if such consent is conditioned upon or subject to the execution and delivery of the Substitute Guarantees, Loan Assumption Documents and other documents and deliveries contemplated by this Section 5.7(a)(iii) on the Closing Date.

(iv) Purchaser shall be obligated to pay to Existing Lender, or reimburse Seller at Closing for, all of the fees, costs and expenses required by the Loan Documents and/or Existing Lender (collectively, the “Loan Transfer Fees”) in connection with the Lender Consent, whether or not received, including, but not limited to, all processing fees, application fees, attorneys’ fees, recording fees, underwriting fees and rating agency fees.

(v) At the Closing, Seller shall receive a credit (the “Loan Reserve Credit”) to the Purchase Price for (A) the then outstanding balance of all reserves, escrows, and/or deposits then being held as of the Closing Date by Existing Lender under the Loan Documents (collectively, the “Loan Reserves”) for real estate taxes, insurance, deferred maintenance, capital replacements, tenant improvements and leasing commissions, ground rent under the Ground Lease and other purposes (after taking into account any pending requisitions relating thereto so that (1) if the pending requisition is for a cost for which Seller is responsible under this Agreement, Seller would not receive a credit for such requisition and (2) if the pending requisition is for a cost for which Seller is not responsible under this Agreement, Seller would receive a credit for such requisition), and (B) any and all other funds derived from the Property held by Existing Lender in any lockbox, cash management or other account or subaccount as of the Closing Date, subject to adjustment in accordance with the proration provisions specified herein; provided, however, that (1) Seller shall not receive any Loan Reserve Credit for any amounts (i.e., Bain Lease Obligation Security) then being held by Existing Lender that constitute funds reserved for Seller Retained Obligations, and Seller shall continue to hold title to and have the right to use such amounts as provided in Article 8, and (3) the $7.5 Million LOC shall not constitute part of the Loan Reserve Credit.

(vi) At the Closing, (A) interest under the Existing Loan shall be prorated between Seller and Purchaser as of the Closing Date with Seller receiving a credit for any prepaid interest and Purchaser receiving a credit for any accrued and unpaid interest as of the Closing Date and (B) Seller shall pay to Existing Lender all amounts due and owing by Seller to Existing Lender as of the Closing Date.

(b) Ground Lessor Consent. Subject to the provisions of this Section 5.7(b), Seller shall diligently and in good faith seek, and Purchaser shall diligently and in good faith cooperate with Seller and Ground Lessor to assist Seller in obtaining, any consent (the “Ground Lessor Consent”) of the Ground Lessor required under the Ground Lease to the Contemplated Transactions (the parties agreeing that the agreement of the Ground Lessor to provide the consent set forth in the Ground Lessor Assignment and Consent shall constitute Ground Lessor Consent and shall be acceptable for this purpose). Purchaser and Seller agree to cooperate in good faith to obtain the Ground Lessor Consent and Purchaser agrees that Seller shall control the process but shall, in so doing, keep Purchaser and its counsel regularly informed and (where practicable) regularly involved in the process, including copying Purchaser and its counsel on all written notices delivered to Ground Lessor and its counsel, and inviting Purchaser and its counsel to all meetings and conference calls.

(i) On or before the fifth Business Day after the Effective Date, Seller shall notify Ground Lessor of the Contemplated Transactions and request that Ground Lessor provide the Ground Lessor Consent and, in such notification, (A) Seller shall deliver to Ground Lessor a copy of this Agreement, and (B) Purchaser shall provide a structure chart for Purchaser, its members and their respective direct and indirect owners. Purchaser agrees that, directly or indirectly through a parent guaranty or other credit support given to Ground Lessor in a form acceptable to Ground Lessor, Purchaser shall have a Tangible Net Worth (as defined in Section 10.1(a) of the Ground Lease) of $50,000,000 or more, shall provide financial statements or other evidence satisfactory to Ground Lessor to establish such Tangible Net Worth, and shall comply with the other applicable transfer requirements of the Ground Lessor set forth in the Ground Lease. Seller and Purchaser, as applicable, shall promptly deliver all information to be delivered to Ground Lessor in connection with obtaining the Ground Lessor Consent that is required under the Ground Lease and all other information reasonably requested by Ground Lessor. Each of Purchaser and Seller shall use diligent efforts, and shall cooperate with each other and any other Persons, in order to obtain the Ground Lessor Consent as soon as is reasonably possible. Each party shall from time to time upon the other’s reasonable request, provide status updates on the efforts to obtain the Ground Lessor Consent and each party shall copy the other on all submissions and material correspondence to and from Ground Lessor, including Seller’s submission request letter to Ground Lessor. In connection with obtaining the Ground Lessor Consent, Seller shall request from Ground Lessor and use diligent efforts to obtain an executed estoppel certificate from Ground Lessor in accordance with the terms of the Ground Lease Assignment and Consent.

(ii) If the Ground Lessor shall fail or refuse to grant the Ground Lessor Consent on or before the Outside Consent Date for a reason other than the default by Seller or Purchaser in its obligations under this Agreement and Purchaser has not made the Ground Lessor Waiver Election, this Agreement shall automatically (and without the necessity of notice) terminate, in which case, Escrow Agent shall return the Deposit to Purchaser and neither Seller nor Purchaser shall have any further liability hereunder or by reason hereof except for the Effective Date Surviving Obligations. If the failure to obtain Ground Lessor Consent is due to the default by Seller or Purchaser in its obligations under this Agreement, then the provisions of Article 9 shall apply.

(iii) Seller and Purchaser agree that the Ground Lessor Consent shall be deemed given (so that the parties may proceed to scheduling a Closing) if the Contemplated Transactions are permitted, even if such consent is conditioned upon or subject to the execution and delivery of the Ground Lessor Consent and the other documents and deliveries contemplated by this Section 5.7(b) on the Closing Date.

(iv) Purchaser shall be obligated to pay to the Ground Lessor, or reimburse Seller at Closing for, all of the costs and expenses required by the Ground Lease and/or the Ground Lessor (collectively, the “Ground Lessor Consent Fees”) in connection with obtaining the Ground Lessor Consent, including, but not limited to all processing fees, application fees, attorneys’ fees and other out-of-pocket costs and expenses.

ARTICLE 6

Representations and Warranties

Section 6.1. Purchaser’s Representations and Warranties. Purchaser hereby represents, warrants, covenants, and acknowledges to Seller, as of the date hereof and as of the Closing, as follows:

(a) Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate property such as the Property and that it has had a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for the Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

(b) Purchaser agrees that the Property shall be sold, and that Purchaser shall accept the same, on the Closing Date strictly on an “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN” basis, with no right of set-off or reduction in the Purchase Price (other than any of the foregoing expressly set forth in this Agreement), and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind by Seller, any other Seller Party or any broker or other agents of Seller, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representation or warranty. Purchaser specifically acknowledges that, except for the Seller Representations, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, any other Seller Party or any broker or other agents as to any matters concerning the Property including: (1) the value of the Subject Property; (2) any income to be derived from the Subject Property; (3) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, including the possibilities for further development of the Property or construction thereon; (4) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property or any improvements thereon; (5) the manner, quality, state of repair or lack of repair of the Property (including the roof, foundation, HVAC systems or any other component of the Property or any improvements thereon); (6) the nature, quality or condition of the Property, including with respect to water conditions, soil, geological or geotechnical condition (including soil expansiveness, corrosion, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Property); (7) the compliance of Seller, the Property or its operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (8) the manner or quality of the construction or materials incorporated into the Property; (9) compliance with Environmental Laws or land use laws, rules, regulations, orders, codes or requirements; (10) the presence or absence of radon gas, methane gas, asbestos or any other Hazardous Materials at, on, under, or adjacent to the Property; (11) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been or may be provided to Purchaser; (12) the conformity of the Property to past, current or future applicable zoning or building requirements; (13) deficiency of any undershoring; (14) deficiency of any drainage; (15) the fact that all or a portion of the Property may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (16) the creditworthiness of any Tenants; (17) water rights or the availability of or access to water; (18) the presence or suitability of any utilities or availability thereof; (19) the completeness or accuracy of any due diligence materials provided to Purchaser by Seller, any brokers or their agents; or (20) any other matter relating to the Property, or to the development, construction, operation, or sale of the Property; provided, however, that the foregoing provision shall not prevent Purchaser from relying on the Seller Representations and to seek such remedies as are available for a breach in connection therewith, subject, however, to the limitations and conditions relating thereto set forth in Section 9.4 and elsewhere in this Agreement;

(c) Except as expressly provided below in this Section 6.1(c), Purchaser, for Purchaser and Purchaser’s successors and assigns, hereby releases and forever discharges Seller and the other Seller Parties from, and irrevocably and unconditionally waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i) any and all statements or opinions heretofore or hereafter made, or information furnished, by or on behalf of Seller Parties to Purchaser or any of Purchaser’s agents or representatives (other than Seller’s Representations, subject, however, to the limitations and conditions relating thereto set forth in Section 9.4 and elsewhere in this Agreement); and

(ii) any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, whether known or unknown and foreseen or unforeseen, attributable to the Property, whether arising or accruing before, on or after the Closing and whether attributable to events or circumstances which have heretofore or may hereafter occur, including all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, or environmental condition of the Property including claims or liabilities relating to the presence, discovery or removal of any Hazardous Materials in, at, under or about the Property and any other matters described in Section 6.1(b). Without limiting the foregoing (but subject in all events to the proviso below), Purchaser hereby agrees that, if at any time after the Closing, any third party or governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above, adjacent to or beneath the Real Property or emanating therefrom, then Purchaser waives any rights it may have against Seller in connection therewith, including under CERCLA, and Purchaser agrees that it shall not (1) implead Seller, (2) bring a contribution action or similar action against Seller or (3) attempt in any way to hold Seller responsible with respect to any such matter;

provided, however, that the release and waiver set forth in this Section 6.1(c) is not intended and shall not be construed to affect or impair any rights or remedies that Purchaser may have against Seller as a result of a breach of any of Seller Representations by Seller or of any covenant of Seller expressly set forth in Section 6.2 or any other provision of this Agreement or in the Assignment and Assumption Agreement, subject to the terms and limitations on Seller’s liability as set forth in Section 9.4 and elsewhere in this Agreement.

Purchaser acknowledges and agrees that (1) Purchaser may hereinafter discover facts different from or in addition to those now (or at the Closing) known to Purchaser, (2) Purchaser’s agreement to release, acquit and discharge Seller and the other Seller Parties as set forth herein, and Seller’s obligations described in the proviso immediately preceding this sentence, shall remain in full force and effect notwithstanding the existence or discovery of any such additional or different facts, (3) Purchaser knowingly waives any rights, privileges and benefits under any federal, state or local law which may negatively impact the validity or enforceability of any part of the releases set forth in this Agreement, (4) upon the completion of the Closing, Seller shall be deemed to have satisfied all of Seller’s obligations, covenants and liabilities in this Agreement and in any documents executed by Seller in connection herewith, other than those obligations of Seller that, by the express terms of this Agreement or the Assignment and Assumption Agreement, survive the Closing (in which case such survival shall be subject to the limitations set forth in this Agreement or as set forth in the Assignment and Assumption Agreement), and (5) Purchaser irrevocably covenants never to commence or prosecute, or to collude with others to commence or prosecute, against Seller or any other Seller Party any action or proceeding based upon any claim covered by the foregoing release.

Purchaser understands the legal significance of the foregoing provisions and acknowledges and agrees that the provisions of Section 6.1(b) and (c) were a material factor in Seller’s acceptance of the Purchase Price and that Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 6.1(b) and (c).

The releases contained in Section 6.1(b) and (c) and elsewhere in this Agreement include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist, which, if known by Purchaser, would materially affect Purchaser’s release of Seller. Subject to Seller Representations, Purchaser specifically waives the provisions of any law of any state, territory or jurisdiction the import of which is as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding anything to the contrary in this Agreement, the provisions of Section 6.1(b) and (c) shall constitute Surviving Obligations that survive the Closing;

(d) Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

(e) This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject only to applicable bankruptcy, insolvency and similar laws attaching rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(f) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder;

(g) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

(h) No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder;

(i) (i) Purchaser is not, nor is it controlled directly or indirectly by, nor is it owned directly or to Purchaser’s knowledge indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or by any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Purchaser is not (nor is it controlled, directly or indirectly, by, nor is it owned directly or to Purchaser’s knowledge indirectly, by, any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Purchaser nor any person, group, entity or nation which directly or indirectly controls Purchaser or which directly owns, or to Purchaser’s knowledge indirectly owns Purchaser, has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this Section 6.1(i) shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 6.1(i) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include (x) any shareholder of BPI, (y) any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange, or (z) any limited partner, unit holder or shareholder owning an interest of five percent (5%) or less in Boston Properties Limited Partnership or the holder of any direct or indirect interest in Boston Properties Limited Partnership.

Section 6.2. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser, as of the date hereof and as of the Closing (except with respect to any representation or warranty which is limited to a particular date and subject to the Representation Update), as follows:

(a) Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in the Commonwealth of Massachusetts.

(b) This Agreement, as executed by Seller, constitutes the valid and legally binding obligation of Seller, as applicable, enforceable against Seller, as applicable, in accordance with its respective terms subject only to applicable bankruptcy, insolvency and similar laws attaching rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) As of the Closing, each agreement to be executed and delivered by Seller at Closing will constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms subject only to applicable bankruptcy, insolvency and similar laws attaching rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) There are no claims, actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller or the Property, which, if determined adversely to Seller, would affect Seller’s ability to perform its obligations under this Agreement.

(e) Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute, deliver and perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

(f) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the charter documents or by-laws of Seller, (2) any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which Seller is bound, or (ii) results in the creation or imposition of any Lien upon the Property pursuant to any such agreement or instrument.

(g) Except for the Lender Consent and the Ground Lessor Consent, no authorization, consent or approval of any governmental authority (including courts) or other third party is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

(h) During the Ownership Period, Seller has not made any voluntary, nor has Seller received any written notice of any involuntary, petition in bankruptcy (voluntary or otherwise),

assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency law that is pending against or contemplated by Seller.

(i) Seller does not have any employees.

(j) Seller is not a “foreign person” as defined in Section 1445 of the Code.

(k) Except as set forth in Schedule 6.2(k), during the Ownership Period, Seller has not received any written notice that the Real Property or the use thereof violates any governmental law or regulation or any covenants or restrictions applicable to or encumbering the Real Property which has not been remedied to the extent required by applicable law.

(l) Attached hereto as Schedule 6.2(l) is a true, correct, and complete list of the Leases in effect as of the Effective Date, including, without limitation, all amendments and modifications or agreements pertaining thereto. Seller has delivered to Purchaser true and correct copies of the Leases. Except as set forth on Schedule 6.2(l), to there are no other Leases, lease occupancy agreements or other similar rights of tenancies (excluding subleases or sub-subleases or the grant of licenses or similar occupancy agreements by Tenants, none of which shall be included within this representation and excluding the Ground Lease which is included in representation 6.2(bb)) affecting the Real Property. Except for the assignment of leases and rents made to the Existing Lender under the Loan Documents, no rent reserved in the Leases has been assigned by Seller.

(m) Except as set forth on the tenant arrearage schedule attached hereto as Schedule 6.2(m), no base or fixed rents have been paid more than one (1) month in advance by any Tenant under any Lease.

(n) Except as set forth on Schedule 6.2(n), in the Leases or in this Agreement, no Seller Party has (i) allowed or granted any discount, refunds (other than in connection with the reconciliation of additional rent under Leases) or abatements of rental payments or any other concessions which affect or relate to rental payments accruing on or after the Effective Date or (ii) paid, promised, advanced or delivered any payment, inducement or any other item of value to any Tenant.

(o) Except as set forth on Schedule 6.2(o), no Seller Party has waived any defaults of a Tenant in writing except as set forth in writings constituting the Lease instruments, (ii) no Seller Party has received written notice from any Tenant of any actual or threatened termination of any Lease or of any alleged default by landlord thereunder, and (iii) no Tenant has initiated any audit procedure under its Lease.

(p) Identified on Schedule 6.2(p) are all existing and as yet unfunded or unsatisfied Tenant Costs relating to Leases in effect at the Property as of the Effective Date.

(q) Attached hereto as Schedule 6.2(q) is a true, correct and complete list of the security deposits (the “Cash Security Deposits”) and the letters of credit (the “Tenant LOCs”) currently held by Seller under the Leases in effect as of the Effective Date and true, correct and complete copies of the Tenant LOCs have been delivered to Purchaser.

(r) Attached hereto as Schedule 6.2(r) is a true, correct and complete list of all brokerage agreements currently in effect for the Property with respect to the Leases, true and correct copies of which have been delivered to Purchaser. All leasing commissions due and payable as of the Effective Date have been paid.

(s) Attached hereto as Schedule 6.2(s) is a true, correct and complete list of the Contracts in effect as of the Effective Date, including, without limitation, all amendments, modifications or agreements pertaining thereto, true and correct copies of which have been delivered to Purchaser.

(t) There are no condemnation or eminent domain proceedings pending or, to Seller’s knowledge, threatened in writing against the Property.

(u) Attached hereto as Schedule 6.2(u) is a true, correct and complete list of all tax certiorari proceedings (the “Tax Proceedings”) filed by or on behalf of Seller that are currently “open” or otherwise known to Seller to reduce the assessment of the Property for real estate tax purposes and the name of the attorney representing Seller, as the case may be, in connection therewith and the status of each such proceeding.

(v) To Seller’s knowledge, attached hereto as Schedule 6.2(v) is a true, correct and complete copy of the most recent tax bill for the Land.

(w) Seller has received no written notice of any pending or proposed special assessments affecting the Property or any portion thereof. No assessments for public improvements have been made against the Property which are unpaid as of the Effective Date.

(x) Neither Seller nor any entity that would be considered a single employer with Seller under Code Section 414(b) or Code Section 414(c) maintains, contributes to, or otherwise has incurred any liability with respect to any “employee benefit plan” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”) with respect to persons who are or were employed at the Property or otherwise perform or performed services at the Property.

(y) (i) Seller is not, nor is it controlled directly or indirectly by, nor is it owned directly or, to Seller’s knowledge, indirectly by, any Prohibited Person; (ii) Seller is not (nor is it controlled, directly or indirectly, by, nor is it owned directly or, to Seller’s knowledge, indirectly, by, any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Seller nor any person, group, entity or nation which directly or indirectly controls Seller or which directly or, to Seller’s knowledge, indirectly owns Seller, has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including, without limitation, any assignment of this Agreement or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that the representations and warranties contained in this Section 6.2(y) shall be continuing in nature and shall survive the expiration or earlier termination of this Agreement. Notwithstanding anything contained herein to the contrary, for the purposes of this Section 6.2(y) the phrase “owned or controlled directly or indirectly by any person, group, entity or nation” and all similar such phrases shall not include any limited partner or other investor holding any direct or indirect interest in the Normandy Fund and/or the Five Mile Fund that does not Control such funds.

(z) A true, correct and complete list of the Existing Loan Documents is attached hereto as Schedule 6.2(z) and Seller has delivered to Purchaser true and complete copies of the Existing Loan Documents. To Seller’s knowledge, there are no agreements, modifications or waivers, written or oral, relating to the Existing Loan other than as set forth in the Existing Loan Documents. No Seller Party has delivered to Existing Lender or received from Existing Lender any written notice of default under the Loan Documents that remains unresolved.

(aa) A true, correct and complete copy of the current budget approved by Existing Lender is attached hereto as Schedule 6.2(aa). There is no Approved Mezzanine Loan (as defined in the Existing Loan Documents) currently outstanding. No Seller Party has received from Existing Lender written notice that the Required Repairs (as defined in the Existing Loan Documents) have not been completed. Seller maintains a separate security deposit account in accordance with the requirements of the Existing Loan Documents. No Seller Party has received from Existing Lender written notice that the Capital Expense Reserve (as defined in the Existing Loan Documents) or the Rollover Reserve (as defined in the Existing Loan Documents) need to be funded pursuant to the terms of the Existing Loan Documents.

(bb) Reserved.

(cc) Seller has delivered to Purchaser a true, correct and complete copy of the Ground Lease, including, without limitation, all amendments and modifications or agreements pertaining thereto as of the Effective Date. No Seller Party has delivered to or received from Ground Lessor during the Ownership Period written notice of a default under the Ground Lease.

(dd) Attached hereto as Schedule 6.2(dd) is a listing of all drawings and specifications for Seller’s Work in effect as of the Effective Date, including, without limitation, all material amendments, modifications, clarifications or changes pertaining thereto (excluding shop drawings, field sketches, and similar items). Seller has delivered or made available to Purchaser true, correct and complete copies of all such documents.

(ee) Attached as Schedule 6.2(ee) is a listing of all contracts between the Seller and all architects, engineers, project managers, construction managers, contractors and other parties with respect to Seller’s Work, as of the Effective Date, including, without limitation, all material amendments, modifications, clarifications or changes pertaining thereto. Seller has delivered or made available to Purchaser true, correct and complete copies of all such contracts.

(ff) Except for Seller’s Work, Other Seller Work, routine maintenance and repair work done by Seller in the ordinary course of business as landlord under the Leases, there are no other construction or development projects being performed by Seller at the Property as of the Effective Date.

(gg) Attached as Schedule 6.2(gg) is a true and complete copy of the Protected Tenant List as of the Effective Date.

(hh) Attached hereto as Schedule 6.2(hh) is a true, correct and complete copy of the Hancock License Agreement and, as of the Effective Date, Seller has not delivered or received a written notice of default under the Hancock License Agreement.

(ii) As of Effective Date, Seller has no knowledge of any payments or other amounts due and owing by Seller to Ground Lessor under the Ground Lease other than the approximate $435,000 payment due to be paid to the Ground Lessor on or before January 1, 2011 pursuant to the Second Amendment to the Ground Lease (which payment is a Seller obligation pursuant to this Agreement); it being acknowledged and agreed between Seller and Purchaser that, if the Closing occurs, Purchaser shall be responsible to pay for all work requested and/or required by the Ground Lessor under the Ground Lease from and after the Effective Date.

(jj) Attached hereto as Schedule 6.2(jj) is a true, complete and correct copy of the 58th Floor Master Lease, and there is no default under the 58th Floor Master Lease.

To the extent Seller’s representations and warranties in this Section 6.2 are limited to the Ownership Period, Seller has no actual knowledge that such representations would be inaccurate if made with respect to the period of time preceding the Ownership Period.

Section 6.3. Purchaser’s Knowledge. Whenever a representation is qualified by the phrase “to Purchaser’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Purchaser Representatives, without independent investigation or inquiry and without any duty of inquiry or investigation. Seller acknowledges that the Designated Purchaser Representatives are named solely for the purpose of defining the scope of Purchaser’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Purchaser Representatives to Seller and Seller agrees that the Designated Purchaser Representatives shall not have any liability under this Agreement or in connection with the transactions contemplated hereby.

Section 6.4. Seller’s Knowledge. Whenever a representation is qualified by the phrase “to Seller’s knowledge”, or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of the Designated Seller Representatives, without independent investigation or inquiry and without any duty of inquiry or investigation. Purchaser acknowledges that the Designated Seller Representatives are named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Designated Seller Representatives to Purchaser and Purchaser agrees that the Designated Seller Representatives shall not have any liability under this Agreement or in connection with the transactions contemplated hereby.

Section 6.5. Representation Update. At the Closing, Seller shall update (a “Representation Update”) those of Seller’s Representations (other than those that are expressly made with respect to another date or that are not required by this Agreement to be re-made on the Closing Date) that need to be supplemented or amended due to changes in circumstances from the Effective Date until the Closing Date, together with copies of all appropriate supporting documents. Upon Purchaser’s written request no earlier than 15 days prior to the Closing, Seller shall provide Purchaser with a draft of the Representation Update and copies of all appropriate supporting documents no less than 7 days prior to the Closing. If a Representation Update discloses (a) the monetary default or bankruptcy of a Tenant from and after the Effective Date, then such disclosure shall have no effect on the rights and obligations of Seller and Purchaser under this Agreement, Purchaser shall be obligated to proceed to Closing with no adjustment to the Purchase Price and Seller shall have no liability for such disclosure, and (b) any other matter that is (i) not caused by a material breach by Seller of its express obligations under this Agreement and (ii) that is not covered by clause (a) above (a “MAC Disclosure”), and such MAC Disclosure, together with all other MAC Disclosures disclosed in the Representation Update, would result in a financial loss (1) of less than the Deductible Amount, then such MAC Disclosure shall have no effect on the rights and obligations of Seller and Purchaser under this Agreement, Purchaser shall be obligated to proceed to Closing with no adjustment to the Purchase Price and Seller shall have no liability for such disclosure, (2) of more than the Deductible Amount but less than $1,000,000, Seller shall have the right to elect (or not elect) to require Purchaser to proceed to Closing notwithstanding such financial loss and Purchaser would receive a credit at Closing in the amount of the financial loss less the Deductible Amount; provided, however, that if Seller elects not to proceed to Closing in such circumstance and Purchaser desires to proceed to Closing notwithstanding the financial loss, Purchaser can elect to require Seller to proceed to Closing, by giving written notice to Seller within two Business Days after Seller has elected not to proceed to Closing, in which event the parties shall proceed to Closing and Purchaser shall receive a credit in the amount of the Deductible Amount, or (3) of more than $1,000,000, Seller shall have the right to elect (or not elect) to require Purchaser to proceed to Closing notwithstanding such financial loss and Purchaser would receive a credit at Closing in the amount of the financial loss less the Deductible Amount; provided, however, that if Seller elects not to proceed to Closing in such circumstance and Purchaser desires to proceed to Closing notwithstanding the financial loss, Purchaser can elect to require Seller to proceed to Closing, by giving written notice to Seller within two Business Days after Seller has elected not to proceed to Closing, in which event the parties shall proceed to Closing and Purchaser shall receive a credit in the amount of the Deductible Amount. In any event of a MAC Disclosure that is not covered by clause (a) above, Seller shall have the right, but not the obligation, to cure the financial loss and the parties agree that if the financial loss is not a quantifiable or a readily ascertainable amount of money, the parties would agree to negotiate in good faith to ascertain the amount of the financial loss and the parties would then be obligated to proceed to Closing; provided, however, that if the financial loss is not readily quantifiable and the financial loss cannot be determined by the parties prior to the scheduled Closing Date, either party may adjourn the Closing for a period of up to 30 days and the parties shall submit the determination of the financial loss to an independent arbitrator experienced in the determination at issue and, failing agreement on such a person within 2 days, shall submit the matter to JAMS in Boston, MA for an expedited adjudication by one of JAMS’ regular panel of judges selected by JAMS. JAMS shall be instructed to determine the matter within the earlier to occur of (1) 15 days and (2) any shorter period of time that may be required by the Existing Lender or Ground Lessor (subject to any extensions available to the parties) to close the assumption of the Existing Loan or to obtain the Ground Lease Assignment and Consent, as applicable, and the expenses of JAMS or any other arbitrator selected by the parties shall be shared equally by the parties. If a matter disclosed in any Representation Update would constitute a breach of Seller’s obligations under this Agreement, Seller shall have the right, but not the obligation, to elect to cure such breach and, if it elects to cure such breach, the right to adjourn the Closing for up to 10 days to attempt to effectuate such cure. If Purchaser suffers a financial loss and the Closing occurs, then the Deductible Amount shall, for purposes of Section 9.4, be reduced dollar-for-dollar by the amount so incurred by Purchaser, but in no event shall the Deductible Amount be reduced below $0.

ARTICLE 7

Closing

Section 7.1. Closing Date. Subject to Seller’s and Purchaser’s respective rights to extend the Closing Date as expressly provided in this Agreement, the Closing shall take place at 10:00 a.m. (EST) on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Escrow Agent. In the event that the Escrow Agent is not unconditionally released by Purchaser to pay to Seller the full amount of the Cash Balance, as increased or decreased by prorations, credits and apportionments provided for herein, by wire transfer of immediately available funds by 4:00 p.m. (EST) on the Closing Date, at Seller’s election, the Closing shall be deemed to have occurred on the following Business Day and the credits and prorations shall be recalculated accordingly.

Section 7.2. Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered, each of the following items, each executed and acknowledged, as applicable, and each an original unless specified otherwise:

(a) a Deed;

(b) a Bill of Sale;

(c) an Assignment and Assumption Agreement, separate assignments of each of the Licenses in the form required by such Licenses and for recording, and the 58th Floor Lease Assumption Documents;

(d) a Ground Lessor Assignment and Consent (unless not required);

(e) all transfer Tax forms required in connection with the transfers of the Property and the assignment of the Ground Lease;

(f) Seller Closing Certificate;

(g) non-foreign person affidavit duly sworn to by Seller as required under Section 1445 of the Code;

(h) the Closing Statement;

(i) a copy of the Lender Consent and, if not included in the Ground Lessor Assignment and Consent, a copy of the Ground Lessor Consent, except to the extent either or both is waived;

(j) Seller’s share of all escrow costs and closing expenses to be paid by Seller;

(k) all Cash Security Deposits and all Tenant LOCs (less, in each case, any amount properly applied in connection with the enforcement or expiration of any Lease) together with the delivery of the original Tenant LOCs, notices to the issuers of such Tenant LOCs and such other transfer documentation and transfer payments as may be required by such issuers to transfer such Tenant LOCs (collectively, the “LOC Transfer Documents”);

(l) the Normandy Property Management Agreement (if not delivered earlier) and a termination of the Existing Normandy Property Management and Leasing Agreement;

(m) an update to the Protected Tenant List, with any additions thereto from the Protected Tenant List attached to this Agreement subject to the reasonable approval of Purchaser, with it being acknowledged that no such update shall include any existing Tenants or subtenants at the Property other than those contained on the Protected Tenant List delivered on the Effective Date;

(n) an owner’s affidavit in the form of Exhibit K attached hereto; and

(o) the Representation Update;

(p) the Fund Guaranty; and

(q) such other instruments or documents as may be necessary to effectuate the Contemplated Transactions.

Section 7.3. Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered each of the following items, each executed and acknowledged by Purchaser, as applicable, and each an original unless specified otherwise:

(a) immediately available federal funds sufficient to pay the Cash Balance, as adjusted pursuant to applicable credits, adjustments and apportionments, and Purchaser’s share of all escrow costs and closing expenses to be paid by Purchaser;

(b) an Assignment and Assumption Agreement, separate assignments of each of the Licenses in the form required by such Licenses and for recording, and the 58th Floor Lease Assumption Documents;

(c) a Ground Lessor Assignment and Consent (unless not required);

(d) all Loan Assumption Documents required from Purchaser and its affiliates to effectuate the Lender Consent and the assumption of the Existing Loan;

(e) Substitute Guarantees and, if a Prospective Release is not obtained by Seller pursuant to Section 5.7(a), a Guaranty Indemnity Agreement;

(f) the Closing Statement;

(g) a receipt for the delivery of the Cash Security Deposits and Tenant LOC;

(h) Purchaser Closing Certificate;

(i) the Normandy Property Management Agreement (unless delivered earlier); and

(j) such other instruments or documents as may be necessary to effectuate the Contemplated Transactions, including execution of the Transfer Tax forms provided by Seller.

Section 7.4. Costs and Prorations.

(a) General. Real estate taxes and assessments allocable to the payment period that includes the Closing Date, personal property taxes, if any, and all other items of income (other than the Excluded Items) and expense with respect to the Property shall be prorated between Seller and Purchaser as of the Closing Date in accordance with this Section 7.4. Except as otherwise provided in this Section 7.4, income and expenses shall be prorated on an accrual basis. All apportionments and prorations made hereunder shall be made based on the number of days of ownership of the Property in the period applicable to the apportionment, with Purchaser entitled to income and responsible for expenses for the Closing Date. Prorations of annual payments will be made based on the number of days of ownership in the applicable annual period.

(b) Taxes. All real estate taxes assessed against the Real Property shall be prorated between Seller and Purchaser on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Property to Purchaser or from any improvements made or Leases entered into on or after the Closing. All real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Purchaser. Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Purchaser in obtaining the refund, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing on and after the Closing Date). If any proceeding to determine the assessed value of the Real Property or the real estate taxes payable with respect to the Real Property has been commenced before the Effective Date and shall be continuing as of the Closing Date, Seller shall be authorized to continue to prosecute such proceeding and shall be entitled to any abatement proceeds therefrom allocable to any period before the Closing Date, and Purchaser agrees to cooperate as reasonably requested with Seller and to execute any and all documents reasonably requested by Seller in furtherance of the foregoing.

(c) Assessment Installments. If there are special assessments imposed by any municipal or governmental authority and pending against the Property, Seller shall pay any installments of such special assessments that are due and payable prior to the Closing and Purchaser shall pay all installments of such special assessments on or after the Closing; provided, however, that Seller shall not be required to pay any installments of special assessments that relate to projects that have not been completed as of the Effective Date.

(d) Utilities. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills; otherwise a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 60 days after Closing. Seller shall receive a credit at Closing for any Utility Deposits, plus any interest on the Utility Deposits to which the Seller is or will be entitled, that are held as of the Effective Date for the benefit of the Seller.

(e) Contracts. Prepaid charges, payments and accrued charges under any Contracts assigned to and assumed by Purchaser shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser. Purchaser shall have the right to elect not to assume any Contracts at Closing, with such election to be made by delivery of written notice to Seller not later than October 31, 2010; provided, however, that (i) Leases, the Normandy Property Management Agreement and Contracts listed as “Non-Terminable” on Schedule 7.4(e) shall not be covered by this Section and (ii) if any of the Contracts listed on Schedule 7.4(e) listed as “Terminable With Penalty” are not assumed, Purchaser shall pay all cancellation or termination fees associated therewith.

(f) Closing Statement. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations and closing costs that is as complete and accurate as reasonably possible (the “Closing Statement”). If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within 60 days following the Closing, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the party; provided, however, that the provisions of this paragraph shall survive the Closing for a period of one (1) year following the Closing, and after such date neither Seller nor Purchaser shall have any further rights or obligations under this Section 7.4 except as otherwise provided in Section 7.4(g).

(g) Closing Costs. Purchaser and Seller shall each be responsible for the costs and expenses of their own professional advisors (including legal) and for 50% of the Escrow Agent’s fees and expenses for acting as the Escrow Agent. Seller shall pay all Transfer Taxes required in connection with the transfer of the Real Property.

(h) Leases.

(i) All Leases shall be prorated (with prorations of additional rent to be calculated by the earlier to occur of 180 days after Closing and 90 days after the end of the calendar year). Leases shall not be prorated based on any pending lease audits still ongoing as of the Closing Date other than as expressly set forth in this Agreement.

(ii) All Tenant LOCs and Cash Security Deposits held by Seller as the landlord under such Lease shall be transferred to Purchaser at Closing; with Seller agreeing to process the LOC Transfer Documents promptly after Closing and it being agreed and acknowledged it shall be the sole obligation of Purchaser to pay for any transfer fees required to transfer the Tenant LOCs, and there shall be no proration with respect to such Tenant LOCs or Cash Security Deposits.

(iii) Seller shall be obligated to (A) pay all Bain Lease Obligations in accordance with Section 8.1 hereof as and when due, (B) grant Purchaser a credit at Closing for all tenant improvement allowances/costs for the Leases with Batterymarch Financial Services, Inc. ($138,480), CRA International, Inc. ($756,632), Harvard Vanguard ($178,299) and Weston Presidio ($35,000) (or such lesser amounts as may be due at Closing to the extent that Seller has paid any portion of such tenant improvement costs from and after the Effective Date), (C) perform, or to the extent such work is not Substantially Complete at Closing, grant a credit to Purchaser in an amount to be mutually agreed by the parties, for the following work that landlord is obligated to perform for the following Tenants: the $11,842.00 for multi-tenant corridor work to be performed for Weston Presidio, the $131,133 (approximate) bathroom work to be performed by landlord for Autonomy, and the $73,866.00 of bathroom work to be performed for Batterymarch, (D) pay at Closing all leasing commissions listed as Seller Leasing Costs on Schedule 6.2(p) attached hereto; (E) pay or cause to be funded from the TI Allowance Letter of Credit the Allowance Amount payable to Bain Tenant for the Initial Premises (floors 37 through 43) and the 36th Floor Expansion Space pursuant to and at the time required by Section 2.1(a)(iii) of the Work Letter; and (F) pay the leasing commissions due to Cushman & Wakefield Inc., as tenant broker, and the Leasing Override Commissions payable to Normandy Leasing Agent, in each case attributable to the Initial Premises and the 36th Floor Expansion Space for the initial term of the Bain Lease (but not for any other expansion options, expansion rights, or renewal terms exercised by Bain Tenant).

(iv) (A) Purchaser shall pay all amounts listed as Buyer Leasing Costs on Schedule 6.2(p) with the leasing commissions to be paid at Closing (whether or not then due) and the tenant improvement costs/allowances to be paid as and when requested by the Tenants, (B) Purchaser shall grant to Seller a credit for any amounts under clause (A) that Seller pays on Purchaser’s behalf prior to Closing, (C) with respect to the $116,000 account receivable from Weston Presidio owed to landlord for work performed by landlord at Weston Presidio’s request, if Seller collects such amount prior to Closing, Seller shall be entitled to retain such amount and if it does not, then Seller shall have the right to collect and retain such amount from Weston Presidio after Closing (and this receivable shall not be subject to the other prorations sections of this Agreement, and Seller can continue to pursue collection efforts promptly after Closing) and Purchaser shall reasonably cooperate with Seller’s collection efforts, with Seller agreeing that it shall not have the right to terminate such Tenant’s lease, (D) Purchaser shall be obligated to pay, and shall pay, all Tenant Costs under all leases or lease amendments executed after the Effective Date, (E) Purchaser shall pay all leasing commissions which may become due and payable to the Normandy Leasing Agent for any additional space leased by Bain Tenant after the Effective Date for the 29th floor of the building for the initial term of the lease (approximately through 2026) as calculated pursuant to the C&W Leasing Agreement (the amounts payable to Normandy Leasing Agent pursuant to clause (E) is referred to as the “Leasing Override Commissions”); and (F) Purchaser shall pay all leasing commissions that would be due and payable to C&W if a lease is executed with a Protected Tenant after the Effective Date and a commission is payable with respect thereto in accordance with the terms of the C&W Leasing Agreement. For the avoidance of doubt, except as expressly set forth in clause (E) above or on Schedule 6.2(p), no leasing commissions shall be payable by the Purchaser to Normandy Leasing Agent regardless of whether or not the same is anticipated to be paid to Normandy Leasing Agent in the C&W Leasing Agreement.

(i) Excluded Items. Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or the Assignment and Assumption Agreement, (i) the Purchase Price does not include payment for the Excluded Items, the Loan Reserves, the Cash Security Deposit and the Tenant LOCs and (ii) whether the proceeds of the same are received before or after the Closing (subject to the prorations set forth in this Agreement), all escrows, reserves, cash, cash equivalents, deposits, bank accounts, certificates of deposit, investments, notes, accounts receivable or other financial instruments existing as of the Closing or relating to a period prior to Closing (other than the Loan Reserves (excluding any Loan Reserves that form part of the Bain Lease Obligation Security or other amounts held in escrow by Existing Lender to pay for or secure Seller Work or Other Seller Work), which Loan Reserves (other than such excluded amounts for Seller Work or Other Seller Work) shall become the property of Purchaser at Closing in exchange for the Loan Reserve Credit granted Seller). The provisions of this paragraph shall survive the Closing without limitation.

(j) Special Credits. Notwithstanding anything to the contrary contained in this Agreement, (A) Seller shall be obligated to pay prior to or at Closing the $435,000 payment due to be paid to the Ground Lessor on January 1, 2011, (B) Seller shall be obligated to pay prior to or at Closing $136,000 as a credit with respect to certain work otherwise to have been completed on the CSX rail-side facade of the garage work., and (C) Seller shall be obligated to pay prior to or at Closing the approximately $48,000 of amounts to be due to ManuLife in connection with their audit of the 2008 tax and operating expense year, and any similar amounts contested by such tenant with respect to the audit of the 2009 tax and operating expense year, provided that Purchaser agrees that Seller shall have no liability for such 2008 or 2009 tax and operating expense year with respect to any other issues alleged by ManuLife for the 2008 or 2009 tax and operating expense year.

ARTICLE 8

Seller Retained Obligations

Section 8.1. Seller Work and Other Seller Work. (a) Notwithstanding anything to the contrary contained in this Agreement, Seller shall be responsible to perform and pay for the Other Seller Work, Café Work, Lobby Work and other work described in Section 5.1(e) (subject in all events to the provisions of such Section so that, for example, Seller shall have no obligation to Complete any of the work described in Section 5.1(e) to the extent that any such work is taken over by Purchaser and Purchaser is given a credit for the cost to complete such work at Closing pursuant to Section 5.1(e)), the Chiller Work and the Garage Work (collectively, the “Seller Retained Obligations”) irrespective of whether they are to be performed or paid for before or after the Effective Date or the Closing Date including, without limitation, any cost overruns incidental thereto that are not caused by Purchaser’s failure to comply with its obligations under this Agreement. After Closing, in the event that any party providing labor, materials, equipment and/or services for the Seller Retained Obligations files a lien against the Property, the Seller shall within 20 days of receipt of notice regarding such lien, cause the lien to be discharged (either by obtaining and recording a lien discharge bond from a surety and in a form acceptable to the Owner or otherwise) at no cost to the Purchaser. The Seller Retained Obligations shall be performed in compliance with (A) all applicable laws, codes, ordinances, rules, regulations, permits and approvals of governmental authorities having jurisdiction over such work, (B) the Bain Lease, (C) the Existing Loan Documents (or are otherwise consented to by the Existing Lender), and (D) all covenants, conditions, restrictions and other encumbrances affecting or relating to the Property (or applicable consents are obtained).

(b) In connection with the execution of the Bain Lease, Seller (i) delivered to Bain Tenant an irrevocable letter of credit in the amount of $23,297,275.00 to secure the tenant improvement allowance for floors 37 through 43 of the Bain Lease (the “TI Allowance Letter of Credit”), (ii) delivered to Bain Tenant an irrevocable letter of credit in the amount of $7,500,000 (the “$7.5 Million LOC”) to secure Seller’s obligation to pay such amount, or the applicable portion thereof, to Bain Tenant in certain circumstances following Seller’s failure to timely complete the Garage Work pursuant to the Bain Lease, (iii) deposited $8,305,035 with Existing Lender to secure the payment of the costs of the Garage Work under an agreement (the “Garage Work Reserve Agreement”) with Existing Lender, and (iv) placed $7,524,219 into escrow with a title company for the costs of the Café Work, the Lobby Work, and the Chiller Work under an agreement (the “Non-Garage Work Escrow Agreement”) with such title company. In addition, in connection with Bain Tenant’s exercise of its Initial Expansion Option (as defined in the Bain Lease) for the 36th floor, Seller has increased or will, prior to the Closing Date, increase the TI Allowance Letter of Credit by the required amount of $3,137,125.00 in accordance with the Bain Lease. Collectively, the letters of credit and funds under the preceding two sentences are referred to as the “Bain Lease Obligation Security.” At and after the Closing, the Bain Lease Obligation Security shall remain in place in accordance with the Bain Lease, subject to Section 5.1(e), Seller shall continue to perform and pay for the Bain Lease Obligations, and Seller shall be permitted to use the Bain Lease Obligation Security to perform and pay the Bain Lease Obligations in accordance with the respective terms of the Bain Lease, the Garage Work Reserve Agreement, and the Non-Garage Work Escrow Agreement, as the case may be. Seller shall retain the rights to the Bain Lease Obligation Security and any excess funds therein, in each case to the extent not required for the performance or payment of the respective Bain Lease Obligations that constitute Seller Retained Obligations. Without limiting the generality of the foregoing, upon Substantial Completion of the Garage Work, Seller shall be entitled to receive any unused funds remaining in the Garage Work Reserve Agreement, together with the original $7.5 Million LOC and/or any proceeds thereof (and/or any subsequent remittances thereof by Bain Tenant under the terms of the Bain Lease), to the extent not required to satisfy the obligation to pay Bain Tenant the Garage Payment as provided in the Bain Lease, and if Purchaser shall receive the $7.5 Million LOC or any proceeds therefrom (or subsequent remittances thereof by Bain Tenant under the terms of the Bain Lease), Purchaser shall hold the same in trust for Seller and deliver the same to Seller promptly after receipt. If the Garage Work is not timely completed such that Bain Tenant has the right to draw all or any portion of the $7.5 Million LOC, (1) Seller shall bear the full economic effect of any draw on the $7.5 Million LOC and Seller shall not be entitled to any reimbursement therefor from Purchaser, provided that Seller alone shall have the right to receive any remaining undrawn proceeds (and any subsequent remittances thereof by Bain Tenant under the terms of Section 3.5(c) of the Work Letter attached to the Bain Lease for the fractional reduction of the $7,500,000 Garage Payment (as defined in Section 3.6 of the Work Letter) that Bain Tenant is required to refund to the Guarantor identified in the Work Letter) and shall have the right to contest the validity of any such draw by Bain Tenant and (2) if Bain Tenant elects, as it is entitled to do under the Bain Lease, not to draw upon the $7.5 Million LOC but instead receive a reduction in rent over time as provided in the Bain Lease, then Seller shall pay to Purchaser the fractional portion of the $7,500,000 Garage Payment that Bain Tenant would have been entitled to retain if Bain Tenant had elected to receive the Garage Payment instead of such rent reduction, and Purchaser shall bear the full economic effect of any such rent reduction without further reimbursement therefor from Seller. By way of illustration, if substantial completion of the Garage Work was delayed by 30 days beyond the Capital Program Outside Completion Date and Bain Tenant had initially drawn the entire $7.5 Million LOC as a result of such delay as provided in Section 3.5(c), then Bain Tenant would be entitled to retain 30/365ths of the $7.5 million so drawn and would be obligated to remit to the aforesaid Guarantor 335/365th of the

$7.5 million so drawn; provided, however, that if Bain instead had elected to receive the fractional portion of the rent reduction for such 30-day delay as set forth in Section 3.5(c), then Seller would be entitled to the return of the cancelled $7.5 Million LOC as provided under Section 3.5(c) and Seller would pay to Purchaser the amount (i.e., 30/365th of $7,500,000) that Bain Tenant would have been entitled to retain had Bain Tenant elected to receive the Garage Payment instead of the fractional rent reduction under such Section 3.5(c). In addition, Seller shall reimburse Purchaser for the reasonable third-party expenses incurred by Purchaser in providing the valet service to Bain Tenant under the penultimate sentence of Section 28.1 of the Bain Lease, to the extent attributable to Seller’s delay in performing the Garage Work, as more particularly provided therein.

(c) From and after the Effective Date, Seller shall invite and afford Purchaser and Purchaser’s representatives the opportunity (at Purchaser’s expense) to participate in the supervision and oversight of the completion of the Bain Lease Obligations, as reasonably required from time to time by Purchaser. Seller shall obtain the reasonable approval of Purchaser with respect to any Material Change Orders (as defined below) for the Garage Work or Chiller Work; provided, however, that Purchaser agrees that (1) it shall respond to Seller’s request for approval within two Business Days and failure to respond by the second Business Day shall be deemed an approval, (2) if Seller believes that Purchaser unreasonably denied its approval (other than for any Discretionary Scope Change Order, as defined below), Seller shall have the right to request the contractor and the architect for such work to determine whether, in their judgment, Purchaser’s denial was in fact reasonable, whereupon such determination shall be binding and final on each of Purchaser and Seller with respect to the reasonableness of the denial, and if Purchaser’s denial shall be determined to have been unreasonable, then such change order shall be deemed to be approved and Seller shall be entitled to proceed with the work, as modified by such change order, and (3) with respect to any Discretionary Scope Change Order, Purchaser shall not be deemed to be unreasonable in withholding its approval if such change order would materially reduce the scope or quality of the work (including, without limitation, the number of parking spaces, quality of construction, or quantity of materials) shown on the plans and specifications listed on Schedule 6.2(dd). In no event shall any such change order deviate from the requirements of the Garage Work or Chiller Work, as applicable, under the Bain Lease or the Garage Work Reserve Agreement or this Agreement. “Material Change Order” shall mean any change order for the work (including without limitation any change orders for substitution of materials, changes required to address unexpected field conditions, and any other matters), other than minor changes that are required to be made in the field (or within less than two Business Days in the ordinary course) provided that such minor changes do not materially reduce the scope or quality of the work (including, without limitation, the number of parking spaces, quality of construction, or quantity of materials) shown on the plans and specifications listed on Schedule 6.2(dd). “Discretionary Scope Change Order” means any Material Change Order that does not arise from the unavailability of materials, materielmen, or suppliers, the substitution of materials of like quality, unexpected field conditions, governmental or other third party requirements, or events or conditions beyond Seller’s reasonable control.

(d) In the event that Purchaser from time to time after the Closing requests that Seller make a change to the Garage Work or the Chiller Work (which change shall not deviate from the requirements for such work, as applicable, under the Bain Lease or the Garage Work Reserve Agreement or materially change the scope of the work shown on the plans and specifications listed on Schedule 6.2(dd)), Seller shall reasonably cooperate with Purchaser (at no cost to Seller) in evaluating and/or implementing such requested changes, provided that (i) Purchaser pays any and all costs arising from such change or requested change, (ii) any such change will not cause any delay in the Garage Work or the Chiller Work (unless Purchaser agrees to pay for all additional costs to complete the work on the original schedule), (iii) Purchaser’s requested changes are permitted under (A) applicable laws, codes, ordinances, rules, regulations, permits and approvals of governmental authorities having jurisdiction over such work, (B) the Bain Lease and any other Lease, (C) the Loan Documents (or are otherwise consented to by the

Existing Lender), and (D) all covenants, conditions, restrictions and other encumbrances affecting or relating to the Property (or applicable consents are obtained). Purchaser shall be solely responsible for all costs, expenses, and liability incurred by Seller in connection with any changes requested by Purchaser, including without limitation any costs, expenses, or liability incurred by Seller under the Bain Lease in the event of a delay in the Garage Work caused by such changes, whether any such delay is then expected or thereafter arises on account of such change requested by Purchaser. Except in connection with a termination for cause under the applicable contract, Seller shall not replace the general contractor or architect for the Garage Work or the Chiller Work shown on Schedule 6.2(ee) without Purchaser’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed provided that the replacement general contractor or architect (as the case may be) has experience and qualifications for comparable construction projects and is acceptable to Existing Lender (to the extent Existing Lender’s approval is required under the Garage Work Reserve Agreement or Loan Documents, as the case may be).

(e) Purchaser acknowledges and agrees that the Garage Work and the Chiller Work is not expected to be Completed prior to Closing and that, following Closing, Normandy Property Manager shall continue to supervise the contractors under the Garage Construction Contract and cause the Garage Work and Chiller Work to be Completed in accordance with this Agreement, the Loan Documents and the terms of the Bain Lease as part of the Bain Lease Obligations; provided, however, that (i) Purchaser shall not be obligated to pay a construction management fee pursuant to the Normandy Property Management and Leasing Agreement or otherwise for such supervision and (ii) if requested by Existing Lender in connection with the Lender Consent, Seller and Purchaser shall collaterally assign to Existing Lender all rights of Seller and Purchaser in and to the Garage Contract and all benefits of the owner thereunder. Seller shall be responsible for obtaining all consents, approvals, and permits from tenants, lenders, governmental authorities, and other third parties required to perform such work, and (to the extent, if any, the same have not heretofore been obtained and are hereafter required in order to carry out such work) Purchaser shall reasonably cooperate with Seller in obtaining the same (all without cost to Purchaser), including without limitation the execution of customary permit applications, submissions, and related materials required to be made by the owner of the Property in the ordinary course of the work. In connection with Seller’s completion of the Seller Retained Obligations, Purchaser shall cooperate with Seller or its representative to permit Seller to perform its obligations to complete the Seller Retained Obligations, including granting access to the Property and delegating owner’s rights to enforce and act as owner’s representative under the Garage Construction Contract and other relevant agreements to Normandy Property Manager until the Garage Work and Chiller Work is Substantially Completed.

(f) After the Effective Date and (as applicable under this Section 8.1) after the Closing, Seller shall (i) perform the Seller Retained Obligations in accordance with the plans and specifications on Schedule 6.2(dd) (subject to the provisions of this Section 8.1) and in accordance with the requirements of Section 3.5 of the Work Letter (to the extent applicable), the Loan Documents, and (as applicable) the Garage Work Reserve Agreement and the Non-Garage Work Escrow Agreement and (ii) provide to Purchaser copies of all requisitions, submissions, and other notices given or received by Seller under the Section 3.5 of the Work Letter, the Loan Documents, the Garage Work Reserve Agreement, or the Non-Garage Work Escrow Agreement (as the case may be) with respect to such work, including, without limitation, copies of all requisition packages, lien waivers, architects’ certificates of substantial completion, certificates of occupancy, and all other close-out documentation relating to Completion of such work as required under the terms thereof. Seller shall assign to Purchaser all rights and warranties (but not any obligations) under the applicable design and construction contracts for the Seller’s Work at the Closing (to the extent the applicable portions of the Seller’s Work have been Completed prior to the Closing) or after the Closing (promptly after Completion of each portion of the Seller’s Work that is Completed after the Closing). To the extent not covered by such assignment, Seller shall execute after Completion of such work such instruments as may be reasonably requested by Purchaser to confirm the transfer to Purchaser of all of Seller’s ownership rights and interests in and to all plans, specifications, warranties, project manuals, and other design documents in connection with such work. After such assignment following Completion of the work, Seller have no liability or obligation to pursue any warranty claims or other claims for deficient, defective or nonconforming design or construction, provided that, to the extent that any such warranty or claim is not assignable to Purchaser as aforesaid, Seller will reasonably cooperate with Purchaser at Purchaser’s request (at no cost to Seller) in the enforcement of such warranty or claim against the applicable contractor, to the extent such warranty or claim is required to be made in Seller’s name pursuant to the applicable contract. With respect to the portions of the Seller Retained Obligations to be performed by Seller after the Closing Date, (1) Seller shall require the respective contractors to update their liability insurance for such work to name each of Purchaser, Boston Properties Limited Partnership and BPI as an additional insured to the same extent as Seller and shall provide certificates thereof to Purchaser promptly upon receipt, and shall cause Normandy Property Manager (and, as applicable, Seller, in respect of the activities of Seller at the Property under this Section 8.1) to name each of Purchaser, Boston Properties Limited Partnership and BPI as an additional insured on its commercial general liability policies, and (2) Seller and Purchaser shall reasonably cooperate to enable each party to receive the benefits of any indemnifications in favor of the “Owner” under the applicable contracts for such work, including by seeking written instruments from the architect(s) and contractor(s) for all such work naming Purchaser, Boston Properties Limited Partnership and BPI as indemnified parties to the same extent as Seller. After the Effective Date and (as applicable under this Section 8.1) after Closing, Seller shall give permit Purchaser, at Purchaser’s expense, to attend weekly job meetings and to monitor the progress of the work, and Purchaser shall promptly furnish Seller with a copy of any notices or other material communications (if any) received from Bain Tenant, Existing Lender, or any other party with respect to such work. Seller shall deliver to Bain Tenant the architect’s certification and estoppel certificate as to substantial completion of the respective portions of Seller’s Work under Section 3.5(d) of the Work Letter, either before or after the Closing as the case may be, and (if requested by Seller after the Closing) Purchaser will forward such items (as provided by Seller) to Bain Tenant under Section 3.5(d) of the Work Letter and reasonably cooperate with Seller (at no cost to Purchaser) in obtaining such estoppel certificate from Bain Tenant.

(g) Purchaser agrees that all Bain Lease Obligation Security shall be retained by Seller and not assigned to Purchaser or, to the extent it is so assigned as part of the Lender Consent, Purchaser shall agree that Seller shall retain all of the beneficial right and interest in such Bain Lease Obligation Security and Purchaser shall fully cooperate with Seller in obtaining the release of funds from the Bain Lease Obligation Security, including making requisitions to Existing Lender, so as to provide to Seller the full benefit of such Bain Lease Obligation Security for the completion of the Bain Lease Obligations to which it applies or, to the extent such Bain Lease Obligation Security is required by Existing Lender to remain as collateral security for the performance of the related Bain Lease Obligations, to transfer such remaining Bain Lease Obligation Security to the escrow account held by the title company under the Non-Garage Work Escrow Agreement. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all Losses arising out of (i) any default by Purchaser under the Existing Loan after the Closing Date that results in Seller’s inability to timely use the Bain Lease Obligation or (ii) any breach by Purchaser or its agents of Purchaser’s obligations under Article 8, including, without limitation, the obligation to grant Seller and the Garage Contractor and their respective agents and sub-contractors access to the Property after the Closing Date. In the event that the Defeasance Election is exercised by Purchaser, the parties will enter into a mutually acceptable escrow arrangement with respect to the Bain Lease Obligation Security that is returned to Seller to the extent not prohibited by the Bain Lease and, if prohibited, shall be delivered into such escrow arrangement as soon as it is no longer prohibited.

(h) For purposes of Section 8.1 and this Agreement, Completion of each component of the Bain Lease Obligations (i.e., the Lobby Work, the Café Work, the Chiller Work, and the Garage Work, respectively) shall be deemed to have occurred upon delivery to Purchaser of (i) a copy of the

Final Close-Out Package (as defined below) for such component in accordance with the Garage Work Reserve Agreement or the Non-Garage Work Escrow Agreement, as the case may be, and (ii) either an estoppel certificate executed by Bain Tenant evidencing that such component has been substantially completed under the terms of the Work Letter under Section 3.5(d) of the Work Letter or Seller’s certification that Bain Tenant has not disputed the occurrence of substantial completion of such component under the terms of Section 3.5(d) of the Work Letter, together with copies of all relevant materials submitted to Bain Tenant in connection with the Section 3.5(d) submission. As used herein, “Final Close-Out Package” shall mean the final close-out package required to be submitted (in the case of the Garage Work) to the Existing Lender under Section 4 of Exhibit A to the Garage Work Reserve Agreement and (in the case of the Lobby Work, the Café Work or the Chiller Work, as the case may be) to the Escrow Agent under Section 1(b) of the Non-Garage Work Escrow Agreement with respect to such component of the work. All Other Seller Work and other work described in Section 5.1(e) shall be deemed Completed upon delivery to Purchaser of copies of final lien waivers, evidence of final payment, and (if applicable) an architect’s or contractor’s certificate of substantial completion and, if applicable, confirmation of satisfaction of all lease requirements which are a precondition to the Completion of such work.

(i) The obligations under this Article 8 shall constitute Surviving Obligations.

Section 8.2. Review and Auditing of Records. Upon written request of Purchaser, from the Effective Date and for a period of two (2) years following the Effective Date, Seller shall make its records relating to the Property available to Purchaser for inspection, copying and audit by Purchaser’s accountants at Purchaser’s sole cost and expense. Without limiting the foregoing, from the Effective Date and for a period of two (2) years following the Effective Date, Seller shall, from time to time, upon reasonable advance notice from Purchaser and at Purchaser’s sole cost and expense, provide Purchaser and its representatives, agents and employees with access to the financial and other information in Seller’s possession that (i) relates to the operation of the Property, (ii) pertains to the period of Seller’s ownership of the Property, and (iii) is both relevant and reasonably necessary, in the opinion of Purchaser’s independent, third-party, certified public accountants, to enable Purchaser and Purchaser’s outside, third-party, certified public accountants to prepare financial statements on a timely basis in compliance with any or all of (A) Rule 3-14 and Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, (B) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser or its affiliates, or (C) any registration statement, report or disclosure statement filed with the Securities Exchange Commission by, or on behalf of, Purchaser or its affiliates (with the understanding, however, that any such inquiry that is made by Purchaser or Purchaser’s independent, third-party, certified public accountants shall pertain solely to the affairs of Seller as the owner and operator of the Property, and shall not extend to the financial or other information of any direct or indirect owner of Seller or any of the affairs of any such direct or indirect owner of Seller or that is otherwise of a confidential or proprietary nature). Seller shall provide for the previous fiscal year and the period through and including the Closing Date such information and documentation, if available and at Purchaser’s sole cost and expense, including but not limited to:

(i) rent rolls;

(ii) Seller’s internally-prepared operating statements and prior years’ audited financial statements including supporting work papers and documentation;

(iii) access to the Leases and all information available on tenant improvements and commissions for prior fiscal years;

(iv) Seller’s budgeted annual and monthly income and expenses, and actual annual and monthly income and expenses;

(v) access to Seller’s cash receipt journal(s) and bank statements for the Property;

(vi) Seller’s general ledger with respect to the Property;

(vii) Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date, if one exists;

(viii) loan amortization schedules and interest statements;

(ix) a schedule, if one exists, of those items of repairs and maintenance performed by, or at the direction of Seller;

(x) a schedule, if one exists, of those capital improvements and fixed asset additions made by, or at the direction of, the Seller;

(xi) access to Seller’s invoices with respect to expenditures; and

(xii) access (during normal and customary business hours) to responsible personnel designated by Seller to answer accounting questions.

ARTICLE 9

Termination and Default

Section 9.1. Termination without Default. If the sale of the Property is not consummated because of the failure to obtain the Required Consents by the Outside Consent Date that is not due to a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement, then this Agreement shall terminate, the Deposit shall be returned to Purchaser and the parties shall have no further liability to each other except for the Effective Date Surviving Obligations.

Section 9.2. Purchaser’s Default. If the sale of the Property contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, or if Purchaser shall default in the performance of any of its other material obligations to be performed on or before the Closing Date, and such Purchaser default is not the result of a Seller’s default as described in Section 9.3, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) except for the Effective Date Surviving Obligations, Seller and Purchaser shall have no further obligations to each other. THE PARTIES HERETO, BEFORE ENTERING INTO THIS AGREEMENT, ACKNOWLEDGE THAT SUBSTANTIAL DAMAGES WILL BE SUFFERED BY SELLER IN THE EVENT THAT PURCHASER SHOULD FAIL TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE DUE TO PURCHASER’S DEFAULT AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF

PURCHASER’S FAILURE TO PURCHASE THE PROPERTY SUBJECT TO AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT. THEREFORE, IN THE EVENT THAT THE SALE CONTEMPLATED HEREBY SHALL FAIL TO CLOSE FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER OR THE FAILURE OF ANY CONDITION PRECEDENT IN FAVOR OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY AT LAW OR IN EQUITY. THE AMOUNT OF THE LIQUIDATED DAMAGES HAS BEEN ESTABLISHED BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED SOLELY UPON A FAILURE BY PURCHASER TO PURCHASE THE PROPERTY.

This Section 9.2 is intended only to liquidate and limit Seller’s right to damages arising due to Purchaser’s failure to purchase the Property in accordance with the terms of this Agreement and shall not limit the Effective Date Surviving Obligations of Purchaser under this Agreement. In no event shall Purchaser ever have any liability under this Agreement for indirect, consequential or punitive damages.

Section 9.3. Seller’s Default. If the sale contemplated hereby is not consummated because of a default by Seller in its obligation to sell the Property in accordance with the terms of this Agreement, or if Seller shall default in the performance of any of its other material obligations to be performed on or before the Closing Date (it being acknowledged that with respect to any default arising from a breach of any Seller Representations, Seller shall have the right, but not the obligation, to elect to cure such breach and, if it elects to cure such breach, the right to adjourn the Closing for up to 10 days to attempt to effectuate such cure), then Purchaser may, as its sole and exclusive remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of counsel): (a) terminate this Agreement by giving written notice thereof to Seller, in which event, if such default has actually occurred, the Deposit will be returned to Purchaser, and thereafter the parties shall have no further obligation to each other except for the Effective Date Surviving Obligations, or (b) initiate and prosecute an action for specific performance by Seller of its obligations under this Agreement within thirty (30) days after the occurrence of such default and, in connection with such action, recover from Seller its actual out-of-pocket attorneys fees and expenses. Purchaser agrees that its failure timely to commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence such an action.

Section 9.4. Breach of Representations; Survival Periods.

(a) Subject to Section 9.4(b), any Seller Representations shall survive the Closing until the date that is 180 days from the date of Closing (“Survival Period”) and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless Purchaser shall have duly commenced a legal proceeding against Seller within the Survival Period alleging that Seller was in breach of such representation or warranty when made, and that Purchaser has suffered actual damages as a result thereof; however, if such proceeding is so duly commenced with respect to a breach thereof prior to the expiration of the Survival Period, Seller’s liability (and the credit support provided by the Fund Guaranty) with respect to such breach only shall continue until a final, unappealable resolution of any such claim and any final judgment or settlement in favor of Purchaser is satisfied in full.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any document executed in connection herewith, but subject to the Survival Period set forth in Section 9.4(a), and to the provisions of Section 9.4(c) and (d) below, (i) the maximum aggregate liability of Seller arising with respect to a breach by Seller of any or all of Seller’s Representations and for any other matters arising out of or relating to this Agreement or the transactions contemplated hereby, shall not exceed Fifteen Million Dollars ($15,000,000) (the “Maximum Liability Amount”) and (ii) Seller shall have no liability whatsoever arising with respect to a breach by Seller of any or all of Seller’s Representations unless and until the aggregate liability for all or any such breaches equals or exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible Amount”) (and if such liability exceeds $500,000, then Seller shall have liability for all such breaches, subject to the Maximum Liability Amount, but without regard to the $500,000 deductible); provided, however, that the Maximum Liability Amount shall not apply to (A) loss, cost or damages incurred by Purchaser as a result of a default by Seller hereunder which is determined by a court of competent jurisdiction to have been the result of fraud, willful misconduct or bad faith on the part of Seller or (B) liability under the indemnification of Seller pursuant to Section 10.23.

(c) Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller ever have any liability under this Agreement for indirect, consequential or punitive damages.

(d) If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller Representations being untrue, inaccurate or incorrect if Purchaser had actual knowledge that such Seller Representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.

ARTICLE 10

Miscellaneous

Section 10.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

Section 10.2. Binding On Successors and Assigns. Subject to Section 10.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.3. Assignment by Purchaser. Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder without the prior written consent of Seller. Notwithstanding the foregoing, such consent shall not be required if (a) the assignee is identified prior to the submission of the Required Consents, and (b) the assignee is a wholly-owned direct or indirect subsidiary of Purchaser and complies with the requirements of Section 5.7 and the other obligations of Purchaser under this Agreement. For any assignment, the original named Purchaser shall remain jointly and severally liable under this Agreement with any assignee. Any attempted assignment in violation hereof shall, at the election of Seller, be declared null and void and of no force or effect and shall constitute a default by Purchaser.

Section 10.4. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

Section 10.5. Governing Law.

(a) This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the State of New York without regard to the principles of choice of law or conflicts of law.

(b) In recognition of the benefits of having any disputes with respect to this Agreement resolved by an experienced and expert person, Seller and Purchaser hereby agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto on or with respect to this Agreement or which in any way relates, directly or indirectly, to this Agreement or any event, transaction, or occurrence arising out of or in any way connected with this Agreement or the Property, or the dealings of the parties with respect thereto, shall be tried only by a court sitting in the Borough of Manhattan and the parties hereto hereby submit to the exclusive jurisdiction of any federal or state court sitting in such Borough. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

Section 10.6. Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

Section 10.7. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (a) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) sent by facsimile or PDF, in which case notice shall be deemed delivered upon transmission of such notice with confirmed receipt by the sender’s machine on a Business Day during regular business hours (9:00 AM to 6:00 PM Eastern Time), or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. All notices shall be addressed to the parties at the addresses below:

(a) if to Seller, to:

c/o Normandy Real Estate Partners

53 Maple Avenue

Morristown, New Jersey 07960

Attention: David Welsh and Jeffrey K. Gronning

Telecopier: 973-898-1140

Email: dwelsh@normandyrealty.com / jgronning@normandyrealty.com with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Kevin J. O’Shea, Esq.

Telecopier: 212-610-6399

Email: kevin.oshea@allenovery.com

With a copy to:

c/o Five Mile Capital Partners LLC

Three Stamford Plaza

301 Tresser Blvd., 9th Floor

Stamford, Connecticut 06901

Attention: James Glasgow and Scott Leitman

Telecopier: 203-905-0954

Email: jglasgow@fivemilecapital.com

   sleitman@fivemilecapital.com

(b) if to Purchaser, to:

c/o Boston Properties, Inc.

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

Attention: Douglas T. Linde and Thomas O’Connor

Telecopier: (617) 236-3311

Email: dlinde@bostonproperties.com

   toconnor@bostonproperties.com

with a copy to:

c/o Boston Properties, Inc.

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199

Attention: Madeleine C. Timin, Esq.

Telecopier: 617-536-4562

Email: mtimin@bostonproperties.com

and:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: James M. Broderick, Esq.

Telecopier: 617-523-1231

Email: jbroderick@goodwinprocter.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 10.7. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

Section 10.8. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

Section 10.9. IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

Section 10.10. Time Periods. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

Section 10.11. Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser.

Section 10.12. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

Section 10.13. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

Section 10.14. Time of the Essence. Time is of the essence of this Agreement and all covenants and deadlines hereunder; provided that the Closing Date may be adjourned for up to one (1) Business Day by either party. Without limiting the foregoing, Purchaser and Seller hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Purchaser and Seller that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Seller that time is of the essence of each and every provision of this

Agreement may only be modified or waived by the express written agreement of Purchaser and Seller that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

Section 10.15. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller has contributed substantially and materially to the preparation of this Agreement.

Section 10.16. Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

Section 10.17. No Recording. The provisions hereof shall not constitute a lien on the Property. Neither Purchaser nor its agents or representatives shall record or file this Agreement or any notice or memorandum hereof in any public records. If Purchaser breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit in accordance with Section 9.2. Purchaser hereby irrevocably appoints Seller as its true and lawful attorneys-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this provision. Nothing contained herein shall be deemed to limit Seller’s remedies under Section 9.2 hereof.

Section 10.18. No Implied Agreement. Neither Seller nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Seller and Purchaser, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Seller and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Seller or Purchaser shall arise unless and until this Agreement is fully executed by Seller and Purchaser. Once executed and delivered by Seller and Purchaser, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

Section 10.19. Facsimile/PDF Signature. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted electronically or by facsimile shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted or facsimiled signature and shall accept the electronically transmitted or facsimiled signature of the other party to this Agreement.

Section 10.20. Brokers. (a)Seller represents and warrants to Purchaser that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the Contemplated Transactions other than Cushman & Wakefield Inc, whose commission and all other compensation due to it for the Contemplated Transactions (the “Commission”) shall be paid by Seller pursuant to a separate agreement. Seller agrees to indemnify, protect, defend and hold Purchaser harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements at the investigative, trial and appellate levels) and charges resulting from Seller’s breach of the foregoing representation and covenant in this Section 10.20(a). The provisions of this Section 10.20(a) shall constitute Effective Date Surviving Obligations.

(b) Purchaser represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the Contemplated Transactions other than Cushman & Wakefield Inc. Purchaser agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Purchaser’s breach of the foregoing representations in this Section 10.20(b). The provisions of this Section 10.20(b) shall constitute Effective Date Surviving Obligations.

(c) From and after the Effective Date, Seller shall request and endeavor to obtain from C&W a letter agreement or an estoppel certificate, in form mutually and reasonably agreed to between Seller and Purchaser, stating that all leasing commissions pursuant to the Bain Lease have been paid by Seller and acknowledging that C&W is protected under its brokerage agreement for any lease by covering the Protected Tenants listed on Schedule 6.2(gg) attached hereto.

Section 10.21. Exculpation. It is understood and agreed that, notwithstanding the fact that BPI is the general partner of Purchaser or that Normandy Fund and Five Mile Fund are the indirect owners of Seller, in no event shall BPI, Normandy Fund or Five Mile Fund, or their respective members, partners, shareholders, officers, directors or employees have any liability to any party arising out of this Agreement, the transactions contemplated herein, or any document delivered in connection with the transaction contemplated hereby; provided, however, that the foregoing shall not have any effect on the Fund Guaranty. The provisions of this Section 10.21 shall survive the Closing or a termination of this Agreement.

Section 10.22. Like-Kind Exchange. Purchaser shall have the right to structure the acquisition of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Purchaser (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, in which case Seller shall execute any and all documents reasonably necessary to effect such exchange, and otherwise assist and cooperate with Purchaser in effecting such exchange, provided that: (i) any costs and expenses incurred by Seller as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Purchaser; (ii) Purchaser shall indemnify and hold harmless Seller from and against any and all liabilities, costs, damages, claims or demands arising from the cooperation of Seller in effecting the exchange contemplated hereby; (iii) such exchange shall not result in any delay in closing the transaction without Seller’s prior written consent; and (iv) such exchange shall not result in any material delay or undue complication in obtaining the Required Consents.

Section 10.23. Seller Indemnity Obligations; Seller Credit Support. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, liabilities, losses, damages, judgments, costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements but excluding, in all cases, indirect, consequential or punitive damages (collectively, “Losses”) arising out of:

(a) the failure by Seller to perform its obligations with respect to the Seller Retained Obligations (other than Other Seller Work for which the provisions of this Section 10.23 shall not apply) under and in accordance with the provisions of Section 8 or under the Bain Lease, including, without limitation, any cost overruns from the Completion of the Bain Lease Obligations and the exercise of any remedies available to Bain Tenant under the Bain Lease as a result thereof (in which event Purchaser shall, following Closing, grant Seller access to the 100 Clarendon garage facility and otherwise reasonably cooperate with Seller if required to mitigate the Loss caused by any such failure and to honor the remedies available to Bain Tenant under the Bain Lease to address such failure) (but in no event shall Seller have any liability for Losses (i) attributable to a matter for which Purchaser is obligated to indemnify Seller pursuant to Section 8.1(g), (ii) covered by insurance maintained by the Garage Contractor (or other contractor for such work), Seller, or Purchaser or (iii) attributable to claims from Tenants or subtenants or other third parties for nuisance, breach of quiet enjoyment or similar consequential claims not caused by the negligence, willful misconduct, breach of an express obligation under such Tenant’s Lease or a breach of Section 8.1 by Seller or any Person it Controls) and the failure by Seller to pay (or cause to be funded from the TI Allowance Letter of Credit) amounts required to be paid as and when required and in accordance with Section 7.4(h)(iii)(E); and provided that as between Seller and any insurance maintained by the Garage Contractor or Seller, Seller intends that such insurance shall be primary of any liability of Seller;

(b) subject to the provisions of Section 9.4, the failure by Seller to pay any actual damages for which Seller is adjudicated liable as a result of Seller’s breach of its representations and warranties under Section 6.2;

(c) (i) any claim by Bain Tenant that the Bain PPA, in and of itself, imposes upon Purchaser, as landlord under the Bain Lease, any obligation or (ii) any claim by Bain Tenant, as tenant under the Bain Lease, that the Bain PPA creates in favor of Bain Tenant any setoff or other right under the Bain Lease, but only to the extent that Seller has not, on or prior to the Closing Date or at any time thereafter, provided Purchaser with a duly authorized and executed letter agreement delivered by Bain Tenant to Purchaser whereby Bain Tenant acknowledges and agrees as follows: the Bain PPA does not impose upon Purchaser, as landlord under the Bain Lease, any obligation and does not afford to Bain Tenant, as tenant under the Bain Lease, any setoff or other right under the Bain Lease, or words to similar effect (collectively, the “Bain Acknowledgment”), it being agreed that upon the delivery of a Bain Acknowledgment, Seller shall have no further liability to Purchaser under this Section 10.23(d).

The obligations of Seller under Section 10.23(a), (b), and (c) (collectively, the “Guaranteed Obligations”) shall be severally (in accordance with the percentage interest in BPH of the members of BPH that each guarantor indirectly controls) guaranteed by each of the Normandy Fund and the Five Mile Fund pursuant to the Fund Guaranty for all claims asserted for such Guaranteed Obligations prior to (A) with respect to Section 10.23(a), (1) the Completion of the Lobby Work in the case of the Lobby Work, (2) the Completion of the Café Work in the case of the Café Work, (3) in the case of the Chiller Work, 90 days after the Completion of the Chiller Work, provided Purchaser and its agents shall have such 90 day period to independently confirm that the Chiller Work has been Completed (and, if no objection has been delivered to Seller within such 90 day period, such confirmation shall be deemed to have been given and Seller’s indemnification obligations under this Agreement with respect to the Chiller Work shall be deemed to be discharged), (4) in the case of the Garage Work, 90 days after the Completion of the Garage Work provided that Purchaser and its agents shall have such 90 day period to independently confirm that the Garage Work has been Completed (and, if no objection has been delivered to Seller within such 90 day period and Seller’s indemnification obligations under this Agreement with respect to the Garage

Work shall be deemed to be discharged) and (5) upon Completion of Landlord’s Initial Work in the case of Landlord’s Initial Work, (B) the end of the Survival Period in the case of Section 10.23(b), and (C) one year after the Closing Date in the case of Section 10.23(c). The provisions of this Section 10.23 shall constitute Surviving Obligations.

[The balance of this page has intentionally been left blank. Signature pages follow.]

IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the date first written above.

SELLER:

100 & 200 CLARENDON LLC,
a Delaware limited liability company

By: Hancock REIT, LLC,
a Delaware limited liability company, its sole member

By:	Beacon Portfolio Holdings, LLC, a Delaware limited liability company, its sole member

	By:	Normandy Beacon GP, LLC, a Delaware limited liability company, its Administrative Member

	By:	/s/ David Welsh
Name: David Welsh
Title: Vice President

PURCHASER:

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Boston Properties, Inc., a Delaware corporation, its general partner

	By:	/s/ Douglas T. Linde
Name: Douglas T. Linde
Title: President